                                                Filed Pursuant To Rule 424(b)(3)
                                                Registration Nos. 333-24501
                                                  333-24501-01 and 333-24501-02


THIS PROSPECTUS SUPPLEMENT RELATES TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933 BUT IS NOT COMPLETE AND MAY BE CHANGED. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                  SUBJECT TO COMPLETION, DATED MARCH 15, 1999

      PRELIMINARY PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED MARCH 15, 1999

                                  $240,000,000

                                 OWENS CORNING

                                % Notes due 2009

                               ------------------

 We will pay interest on the notes each                and                . The
  first interest payment will be made on             , 1999. We may redeem the
   notes at any time as described in this prospectus supplement. There is no sinking fund for the notes.

                                                                            UNDERWRITING
                                                           PRICE TO        DISCOUNTS AND       PROCEEDS TO
                                                          PUBLIC (1)        COMMISSIONS        COMPANY (1)
                                                       ----------------   ----------------   ----------------
Per Note.............................................       %                  %                  %
Total................................................      $                  $                  $

(1) Plus accrued interest, if any, from March   , 1999.

     Delivery of the notes in book-entry form only will be made through The
Depository Trust Company on or about March   , 1999, against payment in
immediately available funds.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                          Joint Book Running Managers

CREDIT SUISSE FIRST BOSTON                                  GOLDMAN, SACHS & CO.

               Prospectus Supplement dated                , 1999.

                               TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT

                                       PAGE
                                       ----
OWENS CORNING........................   S-3
USE OF PROCEEDS......................   S-3
CAPITALIZATION.......................   S-4
SELECTED CONSOLIDATED FINANCIAL
  DATA...............................   S-5
MANAGEMENT'S DISCUSSION AND ANALYSIS
  OF FINANCIAL CONDITION AND RESULTS
  OF OPERATIONS......................   S-6
RATIO OF EARNINGS TO FIXED CHARGES...  S-16

                                       PAGE
                                       ----
ASBESTOS LITIGATION..................  S-16
DESCRIPTION OF THE NOTES.............  S-16
UNDERWRITING.........................  S-19
NOTICE TO CANADIAN RESIDENTS.........  S-20
VALIDITY OF THE NOTES................  S-20

                                   PROSPECTUS

                                       PAGE
                                       ----
WHERE YOU CAN FIND ADDITIONAL
  INFORMATION........................     2
THE COMPANY..........................     3
THE ISSUERS..........................     3
USE OF PROCEEDS......................     4
DESCRIPTION OF JUNIOR SUBORDINATED
  DEBENTURES.........................     5
DESCRIPTION OF PREFERRED SECURITIES..    17
DESCRIPTION OF GUARANTEES............    30
RELATIONSHIP AMONG THE PREFERRED
  SECURITIES, THE CORRESPONDING
  JUNIOR SUBORDINATED DEBENTURES AND
  THE GUARANTEES.....................    33

                                       PAGE
                                       ----
DESCRIPTION OF DEBT SECURITIES.......    34
DESCRIPTION OF CAPITAL STOCK.........    42
DESCRIPTION OF WARRANTS..............    46
DESCRIPTION OF STOCK PURCHASE
  CONTRACTS AND STOCK PURCHASE
  UNITS..............................    48
BOOK-ENTRY ISSUANCE..................    48
PLAN OF DISTRIBUTION.................    50
LEGAL OPINIONS.......................    51
EXPERTS..............................    52

                               ------------------

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR THE DOCUMENTS TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS DOCUMENT MAY ONLY BE USED WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS DOCUMENT MAY ONLY BE ACCURATE ON THE DATE OF THIS DOCUMENT.

                           FORWARD-LOOKING STATEMENTS

     This prospectus supplement includes or incorporates forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are subject to risks and uncertainties that may cause our actual results to differ materially from those projected in these statements. These risks and uncertainties include:

        - pricing pressures from our competitors;
        - demand for housing and construction materials;
        - interest rate movements;
        - ability to implement new business systems;
        - Year 2000 readiness;
        - ability to achieve expected cost reductions;
        - asbestos litigation; and
        - general economic conditions.

     Further information on factors that may affect our financial and other results is included in our annual report on Form 10-K for the fiscal year ended December 31, 1998 filed with the Securities and Exchange Commission.

                                 OWENS CORNING

     We are a world leader in providing consumer and industrial customers with building materials systems and composites systems. The building materials are used in residential remodeling and repair, commercial improvement, new residential and commercial construction, and other related markets. Composite materials are used in end-use markets such as building construction, automotive, telecommunications, marine, aerospace, energy, appliance, packaging and electronics. In 1998, our Building Materials segment accounted for 78% of our total sales, and our Composite Materials segment accounted for 22% of total sales.

BUILDING MATERIALS

     Our Building Materials business segment sells a variety of building and home improvement products in three major categories: (1) glass fiber, foam and mineral wool insulation, (2) roofing materials, and (3) exterior products for the home, such as vinyl and metal siding and accessories, vinyl windows and patio doors, rainware (gutters and downspouts), cast stone building products and housewrap. The Owens Corning name, our trademarked color PINK and licensed Pink Panther(TM) icon and our FIBERGLAS(R) trademark enjoy strong brand recognition with consumers in the building materials market.

COMPOSITE MATERIALS

     We are the world's leading producer of glass fiber materials used in composites. Composites are fabricated material systems made up of two or more components (e.g., plastic resin and glass fiber) used in various applications to replace traditional materials, such as aluminum, wood and steel. The global composites industry has expanded to include thousands of end-use applications. The primary end-use markets that we serve are transportation, building construction, electrical/ electronics, consumer recreational and infrastructure. In the construction market, the major end-use application for glass fiber is asphalt roofing shingles.

                                USE OF PROCEEDS

     The net proceeds from the sale of the notes, after payment of expenses related to this offering and the underwriting discounts and commissions, are
expected to be approximately $          million. We intend to use the net
proceeds to repay a portion of the outstanding borrowings under our revolving credit agreement dated as of June 26, 1997, as amended. The credit agreement has a maximum commitment of $1.8 billion and provides for varying terms and interest rates. The weighted average interest rate under the credit agreement was 6.25% at December 31, 1998.

                                 CAPITALIZATION

     The following table summarizes: (1) our actual consolidated capitalization at December 31, 1998 and (2) our capitalization adjusted to reflect the issuance of the notes offered under this prospectus supplement and our application of the estimated net proceeds as described above under "Use of Proceeds". This table should be read together with our consolidated financial statements for the year ended December 31, 1998 and the notes to the financial statements incorporated by reference in the accompanying prospectus.

                                                                AT DECEMBER 31, 1998
                                                              -------------------------
                                                              ACTUAL     AS ADJUSTED(A)
                                                              -------    --------------
                                                                    (IN MILLIONS)
Short-term debt, including current portion of long-term
  debt......................................................  $    91       $
Long-term debt..............................................    1,535
Company obligated securities of entities holding solely
  parent debentures
     Convertible Monthly Income Preferred Securities
       (MIPS)...............................................  $   194       $
Stockholders' equity........................................   (1,134)
                                                              -------       -------
          Total capitalization..............................  $   595       $
                                                              =======       =======

---------------

(a) Adjusted to reflect the sale of the notes and the application of the proceeds from the notes.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following is a summary of certain financial data that has been derived from our audited consolidated financial statements for each of the last five fiscal years ended December 31, 1998. You should read this information in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in this prospectus supplement and our consolidated financial statements and the notes to the financial statements incorporated by reference in the accompanying prospectus.

                                                              1998(A)   1997(B)   1996(C)   1995(D)   1994(E)
                                                              -------   -------   -------   -------   -------
                                                                         (IN MILLIONS OF DOLLARS,
                                                                  EXCEPT PER SHARE DATA AND WHERE NOTED)
Net sales...................................................  $5,009    $4,373    $3,832    $3,612    $3,351
Cost of sales...............................................   3,944     3,482     2,840     2,670     2,536
Marketing, administrative and other expenses................     659       572       523       444       429
Science and technology expenses.............................      57        69        84        78        71
Restructure costs...........................................     117        68        38        --        89
Provision for asbestos litigation claims....................   1,415        --       875        --        --
Gain on sale of assets......................................     359        --        37        --        --
Income (loss) from operations...............................    (824)      182      (491)      420       226
Cost of borrowed funds......................................     140       111        77        87        94
Income (loss) before provision for income taxes.............    (964)       71      (568)      333       132
Provision (credit) for income taxes.........................    (306)        9      (283)      109        58
Net income (loss)...........................................    (705)       47      (284)      231       159
Net income (loss) per share
  Basic.....................................................  (13.16)      .89     (5.54)     4.73      3.65
  Diluted...................................................  (13.16)      .88     (5.54)     4.41      3.35
Dividends per share on common stock
  Declared..................................................   .3000     .2750     .1250        --        --
  Paid......................................................   .3000     .2625     .0625        --        --
Weighted average number of shares outstanding (in thousands)
  Basic.....................................................  53,579    52,860    51,349    48,744    43,647
  Diluted...................................................  53,579    53,546    51,349    53,918    50,007
Net cash flow from operations...............................     124       131       335       285       233
Depreciation and amortization...............................     197       173       141       132       118
Capital spending............................................     253       227       325       276       258
Total assets................................................   5,101     4,996     3,913     3,261     3,274
Long-term debt..............................................   1,535     1,595       818       794     1,037

---------------

(a) During 1998, we recorded a pretax charge of $1.415 billion ($906 million after-tax) for asbestos litigation claims, a pretax charge of $243 million ($171 million after-tax) for restructuring and other actions, a pretax net credit of $275 million ($165 million after-tax) from the sale of our yarns and other businesses, a pretax credit of $84 million ($52 million after tax) from the sale of our ownership interest in Alpha/Owens-Corning, LLC, a $39 million after-tax extraordinary loss from the early retirement of debt, and a $10 million charge for various tax adjustments.

(b) During 1997, we recorded a pretax charge of $143 million ($104 million after-tax) for restructuring and other actions as well as a $15 million after-tax charge for the cumulative effect of the change in method of accounting for business process reengineering costs. The incremental sales from the 1997 acquisitions were $534 million during 1997.

(c) During 1996, we recorded a net pretax charge of $875 million ($542 million after-tax) for asbestos litigation claims that may be received after 1999 and probable additional insurance recovery; special charges totaling $42 million ($27 million after-tax) including valuation adjustments associated with prior divestitures, major product line productivity initiatives and a contribution to the Owens-Corning Foundation; a pretax charge of $43 million ($26 million after-tax) for restructuring and other actions; a $27 million reduction of tax reserves due to favorable legislation; and a pretax gain of $37 million ($27 million after-tax) from the sale of our ownership interest in our former Japanese affiliate, Asahi Fiber Glass Co. Ltd.

(d) During 1995, we recorded an $8 million tax credit as a result of a tax loss carryback.

(e) During 1994, we recorded a $117 million pretax charge ($85 million after-tax) for productivity initiatives and other actions. We also recorded a $10 million after-tax charge for the adoption of Statement of Financial Accounting Standards (SFAS) No. 106, Employers' Accounting for Postretirement Benefits Other Than Pensions for our non-U.S. plans, a $28 million after-tax charge for the adoption of SFAS No. 112, Employers' Accounting for Postemployment Benefits, and a $123 million after-tax credit for the change in accounting method for rebuilding furnaces.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

(All per share information is on a diluted basis)

RESULTS OF OPERATIONS

  Business Overview

     Our growth agenda has focused on increasing sales and earnings by: (1) acquiring businesses with products that can be sold through existing or complementary distribution channels, (2) achieving productivity improvements and cost reductions in existing and acquired businesses and (3) entering new growth markets. We are implementing two major initiatives, the System Thinking(TM) strategy and Advantage 2000, to enhance sales growth and achieve productivity improvements across all businesses. System Thinking for the Home(TM) leverages our broad product offering and strong brand recognition to increase our share of the building materials and home improvement markets. This systems approach represents a shift from product-oriented selling to providing systems-driven solutions that combine our insulation, roofing, exterior and acoustic systems, to provide a high performance, cost-effective building "envelope" for the home. In the Composite Materials business, we have partnered with the plastics industry and, with our System Thinking philosophy, are taking a solution-oriented, customer-focused approach toward the continuous development of substitution opportunities for composite materials. In addition, we are implementing Advantage 2000, a fully integrated business technology system designed to reduce costs and improve business processes.

     We have grown our sales from nearly $3.4 billion in 1994 to $5.0 billion in 1998. Acquisitions have been a significant component of that growth. Since 1994, we have completed 17 acquisitions for an aggregate purchase price of over $1.2 billion. Our acquisitions have broadened our lines of business to include siding, accessories and other home exteriors and have diversified our materials portfolio beyond fiber glass to include polymers such as vinyl and styrene, and metal and stone. In 1997, we completed the two largest of these acquisitions by acquiring Fibreboard Corporation ("Fibreboard") and AmeriMark Building Products, Inc. ("AmeriMark"), making us the leader in the U.S. vinyl siding, siding accessories and manufactured stone markets, as well as a large specialty distributor in North America through our 180 distribution centers.

     Despite improvements in our strategic position in 1997, we experienced a highly competitive pricing environment in several of our product markets that negatively impacted financial results. In North America, our insulation pricing decreased by approximately 10 percent over the course of 1997 and worldwide composites pricing decreased by approximately 6 percent during 1997. Income from operations for 1997 was adversely impacted by approximately $87 million as a result of price declines in insulation products and approximately $64 million as a result of price declines affecting composite materials. Offset by small price increases in other businesses, the net unfavorable effect of price on 1997 income from operations was approximately $142 million.

     During 1998, the pricing environment applicable to several of our major products, particularly residential insulation, began to improve. Over the course of the year, we announced three separate price increases, totaling 27%, applicable to residential insulation. Another 9% price increase applicable to such products was announced effective January 1999. In early 1998, we also announced price increases applicable to our commercial and industrial insulation products as well as our residential roofing products and composites products. By the end of 1998, most notably in the fourth quarter, our average price levels of insulation products surpassed the year-end 1997 levels. Despite the successful implementation of price increases during 1998, including the restoration of residential insulation prices to their late 1996 levels, income from operations during 1998 was adversely impacted by approximately $44 million, compared to 1997, due largely to the relatively low insulation pricing base in effect at the beginning of 1998, the lag in fully realizing the

1998 price increases as we honor the remainder of pre-existing pricing contracts, and price declines attributable to vinyl siding products. We expect the upward price trend established during 1998 to continue into 1999.

     As a result of the growth of our business and the significant pricing pressure experienced in 1997, we implemented a strategic restructuring program designed to improve profitability, augment previously announced profitability initiatives, and improve operational efficiency. The specific objectives of this strategic program are discussed in "-- Restructuring of Operations and Other Actions" below.

YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

  Sales and Profitability

     Net sales for the year ended December 31, 1998 were $5.009 billion, reflecting a 15% increase from the 1997 level of $4.373 billion. Net sales in 1996 were $3.832 billion. The year to year increases are primarily due to the acquisitions of Fibreboard and AmeriMark which were completed in the second and fourth quarters of 1997, respectively. Continued strength in U.S. residential roofing markets resulted in increased volume and price during 1998. Volume declines in North American and European residential insulation markets were partially offset by volume increases in mechanical and other insulation markets. Although average price levels for insulation products were lower in 1998 than 1997 when calculated on an annual basis, residential insulation price levels were higher in the fourth quarter of 1998 compared to the fourth quarter of 1997, indicating the benefits of the price increases implemented throughout 1998 and the establishment of an upward price trend which is expected to continue into 1999. This represents a reversal of the downward trend in insulation pricing experienced during 1997 and 1996. In the vinyl siding market, volume increases were largely offset by declines in pricing during 1998. Volume increases in North American composites markets during 1998, particularly during the fourth quarter, helped to offset price declines in European and Asian markets during the year. On a consolidated basis, there was virtually no impact of currency translation on sales in foreign currencies during 1998.

     Sales outside the U.S. represented 20% of total sales for the year ended December 31, 1998, compared to 24% during 1997 and 25% during 1996. The decline in non-U.S. sales as a percentage of total sales in 1998 compared to 1997 and 1996 is due to the 1997 acquisitions of Fibreboard and AmeriMark, which are primarily U.S. operations, and volume declines in Europe during 1998. Gross margin for the year ended December 31, 1998 was 21% of net sales, compared to 20% and 26% in 1997 and 1996, respectively. The decline in gross margin as a percentage of sales in 1998 and 1997 compared to 1996 and prior years is largely attributable to the lower-margin businesses of the 1997 acquisitions. Cost of sales in 1998 includes a $65 million charge as part of the $243 million charge for restructuring and other actions described below. Gross margin during 1998 reflects the benefits of price improvements, cost reductions resulting from our strategic restructuring program, and continuing productivity improvements across our businesses. Cost of sales in 1997 includes a $38 million charge as part of the $143 million charge for restructuring and other actions described below.

     For the year ended December 31, 1998, we reported a net loss of $705 million, or $13.16 per share, compared to net income of $47 million, or $.88 per share, for the year ended December 31, 1997, and a net loss of $284 million, or $5.54 per share, for the year ended December 31, 1996. Included in the 1998 net loss are a $1.415 billion pretax charge ($906 million after-tax) for asbestos litigation claims, a $243 million pretax charge ($171 million after-tax) for restructuring and other actions and a $359 million pretax gain ($217 million after-tax) from the sale of certain businesses. Net income in 1998 also reflects manufacturing and operating expense reductions of approximately $110 million on a pretax basis, resulting from our strategic restructuring program. Cost of borrowed funds during 1998 was $140 million, $29 million higher than the 1997 level, due to higher levels of average debt, offset partially by a reduction in average interest rates during 1998. The reduction in equity in net income of affiliates for the year ended December 31, 1998 reflects the first quarter 1998 sale of our 50% ownership interest in Alpha/Owens-Corning, LLC. As part of our debt realignment strategy, we repurchased, via a tender offer, certain debt securities during the third quarter of 1998 and recorded an extraordinary loss of $39 million, or $.72 per share, net of related income taxes of $25 million.

     Net income for the year ended December 31, 1997 was $47 million, or $.88 per share, and reflects the adverse impact of lower prices in insulation and composites worldwide compared to 1996. Net income for 1997 also includes a pretax charge of $143 million ($104 million after-tax) for restructuring and other actions; an increase in cost of borrowed funds and minority interest expense compared to 1996, due primarily to the financing of the Fibreboard and AmeriMark acquisitions; a $15 million credit ($10 million after-tax) resulting from the modification of certain employee benefits in the second quarter of 1997; and a $15 million after-tax charge for the cumulative effect of the change in method of accounting for business process reengineering costs.

     The 1996 net loss of $284 million, or $5.54 per share, reflects a pretax charge of $875 million ($542 million after-tax) for asbestos litigation claims; pretax charges totaling $42 million ($27 million after-tax) including valuation adjustments associated with prior divestitures, major product line productivity initiatives and a contribution to the Owens Corning Foundation; a pretax charge of $43 million ($26 million after-tax) for restructuring and other actions; a $27 million reduction of tax reserves due to favorable legislation; and a pretax gain of $37 million ($27 million after-tax) from the sale of our ownership interest in our former Japanese affiliate, Asahi Fiber Glass Co. Ltd.

     Marketing and administrative expenses were $587 million during 1998, compared to $544 million and $500 million in 1997 and 1996, respectively. The increase in marketing and administrative expenses reflects the incremental costs due to acquisitions, partially offset by the benefits of cost reductions resulting from our strategic restructuring program.

  Restructuring of Operations and Other Actions

     During the first and third quarters of 1998, we recorded a total pretax charge of $243 million for restructuring and other actions as part of our strategic restructuring program to reduce overhead, enhance manufacturing productivity, and close manufacturing facilities, which was announced in early 1998. This charge includes $117 million for restructuring and $126 million for other actions in 1998, the majority of which represent asset impairments. On a cumulative basis since the fourth quarter of 1997, we have recorded a total pretax charge of $386 million for this program, of which $185 million represents restructure costs and $201 million represents other actions.

     The $117 million restructuring charge in 1998 includes approximately $90 million for costs associated with the elimination of approximately 1,900 positions worldwide and $27 million for the divestiture of non-strategic businesses and facilities, of which $3 million represents exit cost liabilities, comprised primarily of lease commitments. The $27 million charge for non-strategic businesses and facilities includes $12 million for the closure of certain U.S. manufacturing facilities, $6 million for the closure of a pipe manufacturing facility in China, and $9 million for other actions.

     The primary components of the $126 million charge for other actions in 1998 and their classification on our consolidated statement of income include: $30 million to write down to fair value certain manufacturing assets held for use in China, due primarily to poor current and projected financial results, recorded as cost of sales; $15 million to write down to net realizable value equipment and inventory made obsolete by changes in our manufacturing and marketing strategies, recorded as cost of sales; $17 million for the write-down of an investment in and the write-off of a receivable from a joint venture in Korea to reflect the current business outlook and the fair market value of the assets, recorded as other operating expenses; $12 million for the write-down of goodwill associated with the 1995 acquisition of Fiber-lite, determined to be unrecoverable due to a change in market conditions and customer demand, recorded as other operating expenses; and $9 million for the write-down of certain assets in the U.S. to fair market value, recorded as cost of sales. We plan to hold and use the investments but disposed of most of the equipment in 1998. Also included in the $126 million charge for other actions are $13 million for the write-off of certain receivables in the U.S. and Asia determined to be uncollectable, recorded as cost of sales and other operating expenses; and $30 million for other actions recorded as cost of sales, marketing and administrative expenses, and other operating expenses.

     During the fourth quarter of 1997, we recorded a $143 million pretax charge for restructuring and other actions as the first phase of the strategic restructuring program. The $143 million pretax charge was comprised of a $68 million charge associated with the restructuring of our business segments and a $75 million charge associated with asset impairments, including investments in certain affiliates. The components of the restructure charge include $25 million for personnel reductions, $41 million for the divestiture of non-strategic businesses and facilities, including the 1998 closure of the Candiac, Quebec manufacturing facility, and $2 million for other actions. The $25 million for personnel reductions represents severance costs associated with the elimination of nearly 550 positions worldwide.

     The primary components of the $75 million charge for other actions and their classification on our consolidated statement of income include: $17 million for the write-off of certain assets and investments associated with unconsolidated joint ventures in Spain and Argentina due primarily to poor current and projected financial results and the expected loss of local partners, recorded as other operating expenses; $12 million for the write-down of certain investments in mainland China to reflect the current business outlook and the fair market value of the investments, recorded as cost of sales; $24 million to write down to net realizable value equipment and inventory made obsolete by changes in our manufacturing and marketing strategies, recorded as cost of sales; $8 million for a supplemental employee retirement plan approved by the Board of Directors in December 1997, recorded as marketing and administrative expenses; $5 million for the write-off of an insurance receivable that was determined to be uncollectable after judicial rejection of our claim, recorded as other operating expenses; and $9 million for several other actions recorded as cost of sales, marketing and administrative expenses, and other operating expenses. We plan to hold and use the investments but disposed of the equipment in 1998.

     During the fourth quarter of 1996, we recorded a $43 million pretax charge for restructuring and other actions which included the costs associated with a work force realignment, a replacement of computer technology and asset valuations and expenses related to exited businesses. The $43 million pretax charge was comprised of a $38 million restructure charge and a $5 million charge related to an exited business. The components of the restructure charge included $20 million for personnel reductions, $8 million in computer technology and $10 million for asset valuations and exited businesses. The $20 million for personnel reductions represented severance costs associated with the elimination of nearly 400 positions worldwide.

     As indicated above, certain of the charges recorded during 1998, 1997 and 1996 represent valuation adjustments associated with asset impairments. We continually evaluate whether events and circumstances have occurred that indicate that the carrying amount of certain long-lived assets is recoverable. When factors indicate that a long-lived asset should be evaluated for possible impairment, we use an estimate of the expected undiscounted cash flows to be generated by the asset to determine whether the carrying amount is recoverable or if an impairment exists. When it is determined that an impairment exists, we use the fair market value of the asset, usually measured by the discounted cash flows to be generated by the asset, to determine the amount of the impairment to be recorded in the financial statements.

     As a result of the strategic restructuring program, we realized a decrease in manufacturing and operating expenses of approximately $110 million during 1998. Based upon expected economic conditions over the next few years, including effects on matters such as labor, material and other costs, we expect additional cost reductions of approximately $65 million in 1999, resulting in ongoing pretax savings of approximately $175 million per year. The expected $175 million in cost reductions, the majority of which will be cash savings, is comprised of $150 million in reduced personnel costs, $14 million in reduced facility costs, and $11 million of reductions in related program spending. We also expect additional cost savings during 1999 resulting from improved logistics and materials sourcing.

     We also implemented programs to gain synergies in our Exterior Systems Business during 1998. As a result of these programs, which include closing redundant facilities, integrating business systems, and improving purchasing leverage, we reduced costs by approximately $32 million during 1998 and expect to save an additional $20 million per year in 1999 and beyond, the majority of which will be cash savings.

  Building Materials

     In the Building Materials segment, sales increased 22% in 1998 compared to 1997, reflecting the incremental sales from the AmeriMark and Fibreboard acquisitions. Building Materials sales reflect the benefits of volume increases in North American vinyl siding and residential roofing markets during 1998, offset partially by volume declines in European residential insulation markets. Price increases in North American residential roofing markets were more than offset by insulation and vinyl siding prices, which were lower on average for total year 1998 than 1997. Prices of residential insulation, particularly in the U.S., however, benefitted from an upward trend during much of 1998 and resulted in prices during the fourth quarter of 1998 that were above fourth quarter 1997 levels. The translation impact of sales denominated in foreign currencies was slightly unfavorable during 1998. Income from operations was $311 million during 1998, up from $172 million in 1997. Income from operations in 1998 reflects productivity improvements and cost reductions resulting from the strategic restructuring program, as well as strong residential roofing volume and price.

     Our consolidated financial results include the results of operations of Fibreboard and AmeriMark beginning with the third and fourth quarters of 1997, respectively. To enhance comparability, certain information below is presented on a pro forma basis and reflects the acquisitions of Fibreboard (excluding Pabco and operations that were discontinued by Fibreboard prior to the acquisition) and AmeriMark as though they had occurred at the beginning of the periods presented. (The pro forma impact of all acquisitions during 1997 and 1996, other than Fibreboard and AmeriMark, was not material to our results of operations for those years.) The pro forma results include certain adjustments, primarily for depreciation and amortization, interest and other expenses directly attributable to the acquisitions, and are not necessarily indicative of the combined results that would have occurred had the acquisitions occurred at the beginning of that period. These pro forma results do not reflect the benefits from the consolidation of the exterior systems business discussed above.

                                                         PRO FORMA              AS REPORTED
                                                         YEAR ENDED              YEAR ENDED
                                                        DECEMBER 31,            DECEMBER 31,
                                                    --------------------    --------------------
                                                      1997        1996        1997        1996
                                                    --------    --------    --------    --------
                                                    (IN MILLIONS OF DOLLARS, EXCEPT SHARE DATA)
Net sales.........................................   $5,041      $4,932      $4,373      $3,832
Income (loss) from continuing operations..........       46        (301)         62        (284)
Diluted earnings per share from continuing
  operations......................................   $  .86      $(5.86)     $ 1.17      $(5.54)

Early in the first quarter of 1998, we completed the sale of the assets of Pabco, a producer of molded calcium silicate insulation, fireproofing board and metal jacketing, acquired as part of the Fibreboard acquisition in 1997.

  Composite Materials

     In the Composite Materials segment, sales were down 6% for the year ended December 31, 1998 compared to 1997, due largely to the disposition (discussed below) of 51% of our yarns and specialty materials business (the "yarns business") late in the third quarter of 1998. Adjusted for the impact of this disposition, sales were flat for the year ended December 31, 1998. Volume increases in North American markets in 1998, particularly during the fourth quarter, were offset by price declines across European and Asian markets. The translation impact of sales denominated in foreign currencies was slightly favorable during 1998. Income from operations was $202 million in 1998, compared to $165 million in 1997. Reflected in income from operations during 1998 are the benefits of productivity improvements and cost reductions from our restructuring program, offset partially by reduced prices during 1998 and the deconsolidation of our yarns business.

     During the third quarter of 1998, we formed a joint venture for our yarns business to which we contributed two manufacturing plants and certain proprietary technology. On September 30, 1998, we completed the sale of 51% of the joint venture to a U.S. subsidiary of Groupe Porcher Industries of Badinieres, France for $340 million. We continue to have a 49% ownership interest in the joint venture. Upon closing, we also received a distribution of approximately $193 million from the joint venture. By retaining a 49% ownership interest in the joint venture, we will continue to safeguard our proprietary technology and participate in the yarns market.

     Our consolidated balance sheet as of December 31, 1998 reflects the third quarter 1998 disposition of our yarns business. The results of operations of the yarns business are reflected in our consolidated statement of income through the period ending September 30, 1998. For the nine months ended September 30, 1998 and the years ended December 31, 1997 and 1996, the yarns business recorded sales of approximately $205 million, $277 million, and $275 million, respectively, and income from operations of approximately $57 million, $80 million and $80 million, respectively. Effective September 30, 1998, we account for our ownership interest in the yarns joint venture under the equity method.

  Accounting Changes

     During the first quarter of 1998, we adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS 130"). Comprehensive income is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources. Our comprehensive income includes net income, currency translation adjustments, minimum pension liability adjustments, and deferred gains and losses on certain hedging transactions.

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"). This statement establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at our fair value. SFAS 133 requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement, and requires that a company must formally document, designate, and assess the effectiveness of transactions that receive hedge accounting.

     SFAS 133 is effective for fiscal years beginning after June 15, 1999, but earlier adoption is allowed. We have not yet quantified the impact of adopting SFAS 133 and have not determined the timing of or the method of adoption. We are aware, however, that the adoption of SFAS 133 could increase volatility in earnings and other comprehensive income.

LIQUIDITY, CAPITAL RESOURCES AND OTHER RELATED MATTERS

     Cash flow from operations was $124 million for the year ended December 31, 1998, compared to $131 million for the year ended December 31, 1997. The slight decrease in cash flow from operations in 1998 is largely attributable to a $205 million increase in payments for asbestos litigation claims, net of insurance proceeds, during 1998 compared to 1997. Payments for asbestos litigation claims were $455 million during 1998 and proceeds from insurance were $47 million, compared to $300 million and $97 million, respectively, during 1997. The increase in net payments results principally from the fact that in conjunction with the National Settlement Program ("NSP") negotiations in the fourth quarter of 1998, we were able to achieve settlements on favorable terms of certain appeals and other pending claims earlier than anticipated. We anticipate $850 million of total payments for asbestos litigation claims during 1999 due to the implementation of our NSP. We expect that $150 million of insurance proceeds will be available to cover these costs. During 1998, we collected a federal income tax refund of approximately $85 million, which favorably impacted cash flow from operations during the year.

     Inventories at December 31, 1998 decreased $66 million, including $37 million for divestitures and non-cash write-offs during the third quarter of 1998, from the December 31, 1997 level of $503 million. Receivables at December 31, 1998 were $451 million, a 5% increase over the December 31, 1997 level, due largely to a $40 million increase in sales in December 1998 compared to December 1997. Receivables at December 31, 1998 also reflect a $39 million reduction attributable to the divestitures and non-cash write-offs during the third quarter of 1998. The increase in accounts payable and accrued liabilities from $814 million at December 31, 1997 to $942 million at December 31, 1998 favorably contributed to cash flow from operations during 1998. On an aggregate basis, receivables, inventory, and accounts payable and accrued liabilities at December 31, 1998, adjusted for the divestitures and non-cash write-offs during the third quarter of 1998, reflect improved working capital management during 1998.

     At December 31, 1998, our net working capital was negative $354 million and our current ratio was .81, compared to $121 million and 1.09, respectively, at December 31, 1997. A $500 million increase in the current portion of the reserve for asbestos litigation claims, due to the implementation of our National Settlement Program, partially offset by the related income tax benefit, contributed to the decrease in net working capital at December 31, 1998.

     Our total borrowings at December 31, 1998 were $1.626 billion, $112 million lower than at year-end 1997. Proceeds from the sale of businesses during 1998 were used to reduce debt as well as repurchase our trust preferred hybrid securities during the year.

     As of December 31, 1998, we had unused lines of credit of $1.307 billion available under long-term bank credit facilities and an additional $124 million under short-term facilities, compared to $884 million and $224 million, respectively, at year-end 1997. The net increase in unused available lines of credit reflects our reduced borrowings at December 31, 1998 compared to December 31, 1997, offset partially by an agreed $200 million reduction in the maximum availability from our long-term credit facility during the first quarter of 1998. Letters of credit issued under the facility, most of which support appeals from asbestos trials, also reduce the available credit. The impact of such reduction is reflected in the unused lines of credit discussed above.

     During 1998, we implemented a debt realignment program intended to reduce financing costs. This program, which extended the average length of term debt from four years to ten years, included the issuance of a total of $950 million in new debt securities, the repurchase of our $309 million of trust preferred hybrid securities and the retirement of $361 million of higher-rate debt securities. In connection with this early retirement of debt, we paid premiums of approximately $62 million, incurred related non-cash costs of approximately $2 million, and recorded an extraordinary loss of approximately $39 million, or $.72 per share, net of related income taxes of $25 million.

     Capital spending for property, plant and equipment, excluding acquisitions, was $253 million in 1998. We anticipate 1999 capital spending, exclusive of acquisitions and investments in affiliates, will be approximately $225 million, the majority of which is uncommitted. We expect that funding for these expenditures will be from our operations and external sources as required.

  Asbestos Litigation

     Gross payments for asbestos litigation claims during 1998, including payments for claims settled in prior years and excluding amounts payable in future years, were $455 million. The 1998 expenditures include $92 million in defense and other costs. Proceeds from insurance were $47 million resulting in a net pretax cash outflow of $408 million ($245 million after-tax). The increase in 1998 expenditures from 1997 expenditures of approximately $300 million is principally attributable to payments in 1998 for claims resolved in prior years and to the fact that, in conjunction with the National Settlement Program negotiations in the fourth quarter of 1998, we were able to achieve additional settlements on favorable terms of certain appeals and other pending claims earlier than anticipated. On December 15, 1998, we announced a National Settlement Program ("NSP") under which more than 176,000 asbestos claims against us will be resolved. Average payments per claim under the NSP are expected to be substantially lower than those experienced by us in recent years. Settlement payments aggregating approximately $1.2 billion for cases pending against us will be made over a period of up to five years, with most payments occurring in 1999 and 2000. Such payments will be made from our available cash and credit resources. As a result of such payments, our gross payments for asbestos litigation claims will increase in 1999 and 2000 over the levels experienced in recent years. However, such payments are expected to be substantially lower than historical levels in 2001 and subsequent years. Our total payments for asbestos litigation claims in 1999, including defense costs, are expected to be approximately $850 million, due principally to payments in conjunction with the NSP. Proceeds from insurance of $150 million are expected to be available to cover these costs resulting in a net pretax cash outflow of $700 million ($450 million after-tax). In addition to providing for the resolution of approximately 176,000 claims against us, the NSP establishes administrative processing arrangements with participating law firms under which future asbestos claims will be resolved without litigation, with future claimants to receive specified amounts based on the type and severity of disease and other factors.

     Gross payments for asbestos litigation claims against Fibreboard during 1998 were approximately $129 million, all of which was paid directly by Fibreboard's insurers or from an escrow account funded by its insurers to claimants on Fibreboard's behalf. Fibreboard is a participant in the NSP and is a party to most of the NSP Agreements. If the Global Settlement is overturned by the United States Supreme Court, and the Insurance Settlement therefore becomes effective, it is anticipated that over 100,000 asbestos litigation claims pending against Fibreboard will be resolved under the NSP. Payments of such claims will be made over the next five years with most payments occurring in 1999 and 2000. Such payments will be made from the approximately $2.0 billion in funds available under the Insurance Settlement to resolve pending and future Fibreboard claims.

     We expect funds generated from operations, together with funds available under long and short term bank credit facilities, to be sufficient to satisfy our debt service obligations under our existing and anticipated indebtedness, our contingent liabilities for uninsured asbestos personal injury claims, as well as our capital expenditure programs and growth agenda.

  Environmental Matters

     We have been deemed by the Environmental Protection Agency ("EPA") to be a Potentially Responsible Party ("PRP") with respect to certain sites under the Comprehensive Environmental Response, Compensation and Liability Act ("Superfund"). We have also been deemed a PRP under similar state or local laws. In other instances, other PRPs have brought suits or claims against us as a PRP for contribution under such federal, state or local laws. During 1998, we were designated as a PRP in such federal, state, local or private proceedings for nine additional sites. At December 31, 1998, a total of 37 such PRP designations remained unresolved by us, some of which designations we believe to be erroneous. We are also involved with environmental investigation or remediation at a number of other sites at which we have not been designated a PRP.

     We have established a $30 million reserve for our Superfund (and similar state, local and private action) contingent liabilities. Based upon information presently available to us, and without regard to the application of insurance, we believe that, considered in the aggregate, the additional costs associated with such contingent liabilities, including any related litigation costs, will not have a materially adverse effect on our results of operations, financial condition or long-term liquidity.

     The 1990 Clean Air Act Amendments ("Clean Air Act") provide that the EPA will issue regulations on a number of air pollutants over a period of years. Until these regulations are developed, we cannot determine the extent to which the Clean Air Act will affect us. We anticipate that our sources to be regulated will include wool fiber glass, mineral wool, amino/phenolic resin, secondary aluminum smelting, asphalt processing and roofing, and metal coil coating. The EPA's currently announced schedule is to issue regulations covering wool fiber glass, mineral wool, amino/phenolic resin, secondary aluminum smelting, and asphalt processing and roofing in 1999, and metal coil coating in 2000, with implementation as to existing sources up to three years thereafter. Based on information now known to us, including the nature and limited number of regulated materials we emit, we do not expect the Clean Air Act to have a materially adverse effect on our results of operations, financial condition or long-term liquidity.

  Year 2000 Readiness

This information should be considered a Year 2000 Readiness Disclosure.

  Background

     Some of our existing information technology ("IT") systems and control systems containing embedded technology such as processors, controllers and microchips ("Non-IT") were originally programmed using two digits rather than four digits to define the applicable year. As a result, such systems, if not remediated, may experience miscalculations or disruptions when processing information containing dates that fall after December 31,1999 or other dates that could cause computer malfunctions (the "Year 2000 Issue").

  Our State of Readiness

     In recognition of the significance of the Year 2000 Issue, we formed a senior management team representing business units and business process functions including information technology, sourcing, logistics and legal. This team oversees our efforts to assess and resolve the Year 2000 Issue. In addition, our individual organizational units have developed, and are implementing, Year 2000 plans. These plans include assessment of all our IT and Non-IT systems and an evaluation of the external environment to identify significant exposure areas and to develop appropriate remediation or other risk management approaches. We are also developing business continuity plans to assure that all of our operations are prepared in the case of an unexpected system or supplier failure.

  IT Systems

     We have been actively implementing new systems and technology on a worldwide basis since 1995 as part of our Advantage 2000 program to improve productivity and operational efficiency. One objective of this initiative is to ensure all business transactions are supporting requirements to process data accurately in the year 2000 and beyond. The scope of this program has been continuously expanded to include each of the seventeen acquisitions made by us during the past five years.

     To date, over 75% of our IT systems are both ready for the year 2000 and are already in operation for daily business transaction processing. This has been accomplished through the comprehensive implementation of enterprise resource planning software across most of our business units. Our schedule is to have updated or replaced all remaining IT systems by the end of second quarter 1999. Management expects that most of these remaining IT systems will be in full operation by the end of second quarter 1999 and that all will be in full operation by the end of the third quarter. All significant system changes are currently progressing to achieve this schedule.

  Non-IT Systems

     We have completed an inventory and assessment of substantially all of the Non-IT systems in our operating facilities. Those Non-IT systems that may fail as a result of the Year 2000 Issue have been identified. Corrective actions such as replacement, update or installation of vendor supplied upgrades are currently being performed. Concurrent with this renovation process, we are now testing Year 2000 corrections to ensure that Non-IT systems will function properly on key dates in accordance with testing methodologies which management believes are reasonable and reflective of practices employed by comparable companies. As with the IT systems discussed above, we plan to have all of the identified technology remediated and tested by the end of second quarter 1999. Most locations will also be operating with these remediated systems within the same time frame; all locations are expected to be using these systems for business operations by the end of third quarter 1999.

  External Environment

     We are working with our suppliers and customers to assess their level of Year 2000 readiness. This process includes both the receipt of confirmation documents as well as selective on-site visits. Critical suppliers have been identified, confirmations received, and now we are conducting visits, which are expected to be completed in first quarter 1999. Based upon results of the confirmations and visits, we expect to develop any required contingency plans by the end of the second quarter. Such contingency plans will include, as appropriate, using alternate suppliers that are Year 2000 ready.

  Estimated Costs

     The cumulative cost of systems replacement, remediation and update from 1995 through 1998 has been approximately $145 million, including technology, design and development, and related training and deployment in business locations. We currently estimate that our remaining costs to assess and resolve the Year 2000 Issue including the replacement and remediation at all remaining locations are in the range of $25 million to $30 million. These cost estimates are based on currently available information, and may be subject to change.

  Risks

     If we, or our materially significant suppliers, do not make needed modifications and upgrades of systems on a timely basis, we could experience significant disruptions to one or more of our operations, financial loss, legal liability and similar risks, any of which could have a material adverse effect on our results of operations or financial position. We believe that the most reasonably likely worst case scenario would be a short-term slowdown or cessation of manufacturing operations at one or more of our facilities and a short-term inability on our part to process orders and billings in a timely manner, and to deliver product to customers. In view of our Year 2000 readiness program, including contingency and continuity plans, we believe that significant disruptions are unlikely and that any disruptions would be both short-term and manageable.

                       RATIO OF EARNINGS TO FIXED CHARGES

     For purposes of the calculation of the ratio of earnings to fixed charges, earnings represent net income before fixed charges, provision for taxes on income, undistributed earnings of equity basis investments, extraordinary losses from early retirement of debt and the cumulative effect of accounting changes. Fixed charges include interest expense, the portion (one-third) of rental expense deemed to be representative of interest, and preferred stock dividend requirements of consolidated subsidiaries. Our earnings were insufficient to cover fixed charges in 1998 by approximately $1.0 billion and in 1996 by approximately $600 million.

                                                         YEAR ENDED DECEMBER 31,
                                                -----------------------------------------
                                                1998     1997     1996     1995     1994
                                                -----    -----    -----    -----    -----
Ratio of Earnings to Fixed Charges............   --      1.34x     --      3.67x    2.15x

                              ASBESTOS LITIGATION

     We are a co-defendant with other former manufacturers, distributors and installers of products containing asbestos and with miners and suppliers of asbestos fibers in personal injury litigation. The personal injury claimants generally allege injuries to their health caused by inhalation of asbestos fibers from our products. Most of the claimants seek punitive damages as well as compensatory damages. Virtually all of the asbestos-related lawsuits against us arise out of our manufacture, distribution, sale or installation of an asbestos-containing calcium silicate, high temperature insulation product, the manufacture of which was discontinued in 1972.

NATIONAL SETTLEMENT PROGRAM

     As of September 30, 1998, approximately 196,300 asbestos personal injury claims were pending against us. On December 15, 1998, we announced a National Settlement Program under which more than 176,000 asbestos claims against us and more than 100,000 claims against Fibreboard will be resolved. The program also establishes procedures and fixed payments for resolving future claims brought by participating plaintiffs' law firms without litigation for at least 10 years. Average payments per claim under the NSP are expected to be substantially lower than those experienced by us in recent years.

     For a discussion of our asbestos liabilities, see note 22 to our consolidated financial statements for the year ended December 31, 1998 incorporated by reference in the accompanying prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity, Capital Resources and Other Related Matters -- Asbestos Litigation" included in this prospectus supplement.

                            DESCRIPTION OF THE NOTES

     The following describes the terms of the notes offered under this prospectus supplement and should be read together with the statements in the accompanying prospectus under the caption "Description of Debt Securities".

     The notes will be issued as a series of Debt Securities under the Indenture (the "Indenture") dated as of May 5, 1997 between Owens Corning and The Bank of New York, as Trustee, which is more fully described in the accompanying prospectus.

     We will issue the notes as unsecured obligations in an aggregate principal
amount of $240,000,000. The notes will mature on             , 2009.

     We will not be required to make any sinking fund payments on the notes.

BOOK ENTRY, DELIVERY AND FORM

     The notes will be issued in book-entry form, as global notes registered in the name of the nominee of The Depository Trust Company ("DTC"), which will act as a depository. Beneficial interests in the book-entry notes will be shown on, and transfers of the notes will be made only through, records maintained by DTC and its participants. The provisions under "Description of Debt
Securities -- Book Entry Securities" in the prospectus will apply to the notes.

PAYMENT OF PRINCIPAL AND INTEREST

     Interest will begin to accrue on the notes on March   , 1999. The interest
rate on the notes will be      % per annum. We will pay interest semiannually in
arrears on                and                to the persons in whose names the
notes are registered on the                or                preceding the
respective interest payment date. The first interest payment will be made on
            , 1999.

     The principal of, premium, if any, and interest on the notes will be payable at the office of the Trustee. In addition, transfers of the notes will be registrable at the office of the Trustee, and the notes may be presented for exchange at the same location. So long as the notes are represented by book-entry securities, the interest payable on the notes will be paid to DTC. DTC will then credit the accounts of its participants, who will then pay beneficial owners in accordance with customary practices and procedures on each of the applicable interest payment dates. If the notes are no longer represented by book-entry securities, payment of interest may, at our option, be made by check mailed to the address of the person entitled to the payment.

OPTIONAL REDEMPTION

     The notes will be redeemable, in whole or in part, at our option at any time at a redemption price equal to the greater of:

        - 100% of the principal amount of the notes; or

        - the sum of the present values of the remaining scheduled payments of principal and interest on the notes (not including the portion of any payments of interest accrued as of the redemption date) discounted to the redemption date on a semiannual basis at the Adjusted Treasury
          Rate, plus           .

We will also pay the accrued and unpaid interest on the notes to the redemption date.

     The "Adjusted Treasury Rate" is a yield based on the yields on U.S. treasury securities with comparable maturities and principal amounts to that of the notes being redeemed. We will calculate the Adjusted Treasury Rate by taking the arithmetic mean of the yields on U.S. treasury securities published under the heading "Week Ending" under the caption "Treasury Constant Maturities" in statistical release H.15(519), published weekly by the Federal Reserve System, with maturities corresponding to the remaining life to maturity of the notes. If statistical release H.15(519) or a successor publication of the Federal Reserve Board is not available, we will designate a reasonably comparable index for this calculation.

     If statistical release H.15(519), or any successor or alternative index, does not have any U.S. treasury securities with maturities corresponding exactly to the notes to be redeemed, we will use the yields on the two U.S. treasury securities with maturities most closely corresponding to the remaining life to maturity of the notes. We will then interpolate or extrapolate, on a straight line basis, the Adjusted Treasury Rate based on these two published yields.

     The Adjusted Treasury Rate is to be determined on the third business day preceding any redemption date and the maturity of U.S. treasury securities will be rounded to the nearest month to determine those with maturities most closely corresponding to the notes. The redemption price is calculated assuming a 360-day year consisting of twelve 30-day months.

     We will mail notice of any redemption at least 30 days but not more than 60 days before the redemption date to each holder of Notes to be redeemed. Interest on the redeemed Notes will cease to accrue on the redemption date unless we default on payment of the redemption price.

DEFEASANCE

     In the prospectus, there is a section called "Description of Debt Securities -- Defeasance of Offered Debt Securities or Certain Covenants in Certain Circumstances" which describes the circumstances under which we may be released from most obligations under the notes or from most covenants in the Indenture. In order to be released from these obligations, among other things, we must deposit with the Trustee money or U.S. government securities in an amount, including interest, sufficient to pay the accrued and unpaid interest and principal on the notes. The defeasance provisions of the Indenture apply to the notes.

                                  UNDERWRITING

     Under the terms and subject to the conditions contained in an underwriting
agreement and a related pricing agreement, each dated March   , 1999, we have
agreed to sell to the underwriters the following principal amounts of the notes:

                                                                PRINCIPAL AMOUNT
                        UNDERWRITER                               OF THE NOTES
                        -----------                             ----------------
Credit Suisse First Boston Corporation......................      $
Goldman, Sachs & Co. .......................................
                                                                  ------------
          Total.............................................      $240,000,000
                                                                  ============

     The underwriting agreement provides that the underwriters are obligated to purchase all of the notes if any are purchased. The underwriting agreement provides that if an underwriter defaults the purchase commitment of the non-defaulting underwriter may be increased or the offering of the notes may be terminated.

     The underwriters propose to offer the notes initially at the public offering price on the cover page of this prospectus supplement and to selling
group members at that price less a concession of      % of the principal amount
per note. The underwriters and selling group members may allow a discount of
     % of such principal amount per note on sales to other broker-dealers. After the initial public offering, the public offering price and concession and discount to broker-dealers may be changed.

     We estimate that our out-of-pocket expenses for this offering will be
approximately $       .

     The notes are a new issue of securities with no established trading market. One or more of the underwriters intends to make a secondary market for the notes. However, they are not obligated to do so and may discontinue making a secondary market for the notes at any time without notice. No assurance can be given as to how liquid the trading market for the notes will be.

     We have agreed to indemnify the underwriters against liabilities under the Securities Act, or contribute to payments which the underwriters may be required to make in respect thereof.

     Affiliates of Credit Suisse First Boston Corporation are lenders under our credit agreement. In the past Credit Suisse First Boston Corporation has also provided us with investment banking and commercial banking services. Goldman, Sachs & Co. has also provided us with investment banking services in the past. Each has received customary fees for these services.

     The underwriters may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934. Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of notes in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the notes originally sold by such syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Such stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the notes to be higher than it would otherwise be in the absence of such transactions. These transactions, if commenced, may be discontinued at any time.

                          NOTICE TO CANADIAN RESIDENTS

RESALE RESTRICTIONS

     The distribution of the notes in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of notes are effected. Accordingly, any resale of the notes in Canada must be made in accordance with applicable securities laws, which will vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with available statutory exemptions or pursuant to a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the notes.

REPRESENTATIONS OF PURCHASERS

     Each purchaser of notes in Canada who receives a purchase confirmation will be deemed to represent to us and the dealer from whom such purchase confirmation is received that (1) such purchaser is entitled under applicable provincial securities laws to purchase such notes without the benefit of a prospectus qualified under such securities laws, (2) where required by law, that such purchaser is purchasing as principal and not as agent, and (3) such purchaser has reviewed the text above under "Resale Restrictions".

RIGHTS OF ACTION (ONTARIO PURCHASERS)

     The securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by section 32 of the Regulation under the Securities Act (Ontario). As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the U.S. federal securities laws.

ENFORCEMENT OF LEGAL RIGHTS

     All of the issuer's directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon the issuer or such persons. All or a substantial portion of the assets of the issuer and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the issuer or such persons in Canada or to enforce a judgment obtained in Canadian courts against such issuer or persons outside of Canada.

NOTICE TO BRITISH COLUMBIA RESIDENTS

     A purchaser of notes to whom the Securities Act (British Columbia) applies is advised that such purchaser is required to file with the British Columbia Securities Commission a report within ten days of the sale of any notes acquired by such purchaser pursuant to this offering. Such report must be in the form attached to British Columbia Securities Commission Blanket Order BOR #95/17, a copy of which may be obtained from us. Only one such report must be filed in respect of notes acquired on the same date and under the same prospectus exemption.

TAXATION AND ELIGIBILITY FOR INVESTMENT

     Canadian purchasers of notes should consult their own legal and tax advisors with respect to the tax consequences of an investment in the notes in their particular circumstances and with respect to the eligibility of the notes for investment by the purchaser under relevant Canadian legislation.

                             VALIDITY OF THE NOTES

     The validity of the notes offered hereby will be passed upon for Owens Corning by Shearman & Sterling, New York, New York and for the Underwriters by Sullivan & Cromwell, Los Angeles, California.

PROSPECTUS

                                  $300,000,000

                                 OWENS CORNING

                                DEBT SECURITIES,
                    PREFERRED STOCK, COMMON STOCK, WARRANTS,
               STOCK PURCHASE CONTRACTS, STOCK PURCHASE UNITS AND
               JUNIOR SUBORDINATED DEFERRABLE INTEREST DEBENTURES

                            OWENS CORNING CAPITAL II
                           OWENS CORNING CAPITAL III

                              PREFERRED SECURITIES
                                 GUARANTEED BY

                                 OWENS CORNING

                            ------------------------

This prospectus provides you with a general description of the securities we may offer. Each time we sell any of the securities described in this prospectus, we will provide the specific terms of the securities in a supplement to this prospectus.

You should read this prospectus and the relevant supplement carefully before you invest in any of our securities listed above.

                            ------------------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

We may sell the securities to or through underwriters, through dealers or agents or directly to purchasers. We will describe the plan of distribution for any particular series of securities in the applicable prospectus supplement

                            ------------------------

                 The date of this prospectus is March 15, 1999

                   WHERE YOU CAN FIND ADDITIONAL INFORMATION

Owens Corning files annual, quarterly and special reports and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549 and in New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's web site at http://www.sec.gov. Our common stock is listed on the New York Stock Exchange under the symbol "OWC" and information about us is also available at the New York Stock Exchange.

The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents that are considered part of this prospectus. Later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 by us (1) after the date of the filing of this registration statement and prior to its effectiveness and (2) until our offering of securities has been completed.

        - Annual Report on Form 10-K, for the year ended December 31, 1998.

        - Current Report on Form 8-K dated February 19, 1999.

You may obtain a copy of these filings at no cost, by writing or telephoning us at the following address: Owens Corning World Headquarters, Toledo, Ohio 43659,
Attention: Secretary's Office (telephone: (419) 248-8000).

You should rely on the information incorporated by reference or provided in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. This prospectus is an offer to sell or to buy only the securities referred to in this prospectus, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus or any prospectus supplement is current only as of the date on the front page of those documents. Also, you should not assume that there has been no change in the affairs of Owens Corning since the date of this prospectus or any applicable prospectus supplement.

Owens Corning Capital II and Owens Corning Capital III will not be subject to the reporting requirements of the Exchange Act. When they issue preferred securities under this prospectus, we will seek an exemption from the reporting requirements of the Exchange Act for the trusts and propose to include their summary financial information in a footnote to our consolidated financial statements.

We do not believe that separate financial statements for the trusts would be valuable in this prospectus or in separate Exchange Act filings because:

        - all of the voting securities of the trusts will be owned by Owens Corning, a reporting company under the Exchange Act, and

        - the trusts are special purpose entities with no operating history or independent operations and they are not engaged, nor do they propose to engage in, any activity other than purchasing our junior subordinated debt securities and issuing preferred securities and common securities.

                                  THE COMPANY

Owens Corning, a global company incorporated in Delaware in 1938, serves consumers and industrial customers with high-performance glass composites and building materials systems. These products are used in industries such as home improvement, new construction, transportation, marine, aerospace, energy, appliance, packaging and electronics. Many of these products are marketed under the trademark FIBERGLAS(R) and/or the color PINK Trademark. The Company operates in two industry segments -- Building Materials and Composite Materials. Owens Corning acquired Fibreboard Corporation and AmeriMark Building Products, Inc. in 1997, making Owens Corning the leader in the U.S. vinyl siding, siding accessories and cast stone markets, as well as providing Owens Corning with a large network of company-owned specialty distribution centers. The Company also has affiliate companies in a number of countries.

The Company's principal executive offices are located at Owens Corning World Headquarters, Toledo, Ohio 43659, and its telephone number is (419) 248-8000. Unless the context indicates otherwise, references in this Prospectus to the "Company" include Owens Corning and its consolidated subsidiaries.

                                  THE ISSUERS

Each Issuer is a statutory business trust formed under Delaware law pursuant to
(i) a declaration of trust executed by the Company, as sponsor of such Issuer, and the Delaware Trustee (as defined herein) of such Issuer and (ii) the filing of a certificate of trust with the Delaware Secretary of State. Each declaration of trust will be amended and restated in its entirety (each, as so amended and restated, a "Trust Agreement") substantially in the form filed as an exhibit to the Registration Statement of which this Prospectus forms a part. Each Trust Agreement will be qualified as an indenture under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). Each Issuer exists for the exclusive purposes of (i) issuing and selling its common securities and preferred securities (the "Trust Securities"), (ii) using the proceeds from the sale of such Trust Securities to acquire Corresponding Junior Subordinated Debentures issued by the Company and (iii) engaging in only those other activities necessary, convenient or incidental thereto. Accordingly, the Corresponding Junior Subordinated Debentures will be the sole assets of each Issuer, and payments under the Corresponding Junior Subordinated Debentures and the related Expense Agreement will be the sole revenue of each Issuer.

All of the Common Securities of each Issuer will be owned by the Company. The Common Securities of an Issuer will rank pari passu, and payments will be made thereon pro rata, with the Preferred Securities of such Issuer, except that upon the occurrence and continuance of an event of default under a Trust Agreement resulting from a Debenture Event of Default (as defined herein), the rights of the Company as holder of the Common Securities to payment in respect of Distributions and payments upon liquidation, redemption or otherwise will be subordinated to the rights of the holders of the Preferred Securities of such Issuer. See "Description of Preferred Securities -- Subordination of Common Securities". The Company will acquire Common Securities in an aggregate liquidation amount equal to not less than 3% of the total capital of each Issuer.

Unless otherwise specified in the applicable Prospectus Supplement, each Issuer has a term of approximately 55 years, but may terminate earlier as provided in the applicable Trust Agreement. Each Issuer's business and affairs are conducted by its trustees, each appointed by the Company as holder of the Common
Securities: Wilmington Trust Company as the Property Trustee (the "Property Trustee") and as the Delaware Trustee (the "Delaware Trustee"), and two individual trustees (the "Administrative Trustees") who are employees or officers of or affiliated with the Company (collectively, the "Issuer Trustees"). Wilmington Trust Company, as Property Trustee, will act as sole indenture trustee under each Trust Agreement for purposes of compliance with the Trust Indenture Act. Wilmington Trust Company will also act as trustee under each Guarantee and the Subordinated Indenture. See "Description of Guarantees" and "Description of Junior Subordinated Debentures". The holder of the Common Securities of an Issuer, or the holders of a majority in liquidation preference of the Preferred Securities of such Issuer if a Debenture Event of Default with respect to the related Corresponding Junior Subordinated Debentures has occurred and is continuing, will be entitled to appoint, remove or replace the Property Trustee and/or the Delaware Trustee of such Issuer. In no event will the holders of the Preferred Securities have the right to vote to appoint, remove or replace the Administrative Trustees; such voting rights are vested exclusively in the holder of the Common Securities. The duties and obligations of each Issuer Trustee are governed by the applicable Trust Agreement. The Company will pay all fees and expenses related to each Issuer and the offering of its Preferred Securities and will pay, directly or indirectly, all ongoing costs, expenses and liabilities of each Issuer. The principal executive office of each Issuer is located at Owens Corning World Headquarters, Toledo, Ohio 43659, and the telephone number is (419) 248-8000.

                                USE OF PROCEEDS

Except as set forth in a Prospectus Supplement, the Company intends to use the net proceeds from the sale of the Securities (including Corresponding Junior Subordinated Debentures issued to the Issuers in connection with the investment by the Issuers of all of the proceeds from the sale of Preferred Securities) for general corporate purposes, including, without limitation, working capital, capital expenditures, investments in or loans to subsidiaries, repurchases or redemptions of the Company's outstanding debt securities or other reductions of the Company's outstanding borrowings, possible future business acquisitions, the satisfaction of other obligations or for such other purposes as may be specified in the applicable Prospectus Supplement.

                 DESCRIPTION OF JUNIOR SUBORDINATED DEBENTURES

The Junior Subordinated Debentures are to be issued in one or more series under a Junior Subordinated Indenture, as supplemented or amended from time to time (as so supplemented or amended, the "Subordinated Indenture"), between the Company and Wilmington Trust Company, as trustee (the "Debenture Trustee"). This summary of certain terms and provisions of the Junior Subordinated Debentures and the Subordinated Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Subordinated Indenture, the form of which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part, and to the Trust Indenture Act. Whenever particular defined terms of the Subordinated Indenture are referred to in this Section or in a Prospectus Supplement, such defined terms are incorporated herein or therein by reference.

GENERAL

Each series of Junior Subordinated Debentures will rank pari passu with the Company's Convertible Subordinated Debentures due 2025 (the "Convertible Subordinated Debentures") and with all other series of Junior Subordinated Debentures, and will be unsecured and subordinate and junior in right of payment to the extent and in the manner set forth in the Subordinated Indenture to all Senior Debt (as defined below) of the Company. See "-- Subordination". Except as otherwise provided in the applicable Prospectus Supplement, the Subordinated Indenture does not limit the incurrence or issuance of other secured or unsecured debt of the Company, whether under the Subordinated Indenture, any other indenture that the Company may enter into in the future or otherwise. See "-- Subordination" and the Prospectus Supplement relating to any offering of Securities.

The Junior Subordinated Debentures will be issuable in one or more series pursuant to an indenture supplemental to the Subordinated Indenture or a resolution of the Company's Board of Directors or a committee thereof.

The applicable Prospectus Supplement or Prospectus Supplements will describe the following terms of the Junior Subordinated Debentures: (i) the title of the Junior Subordinated Debentures; (ii) any limit upon the aggregate principal amount of the Junior Subordinated Debentures; (iii) the date or dates on which the principal of the Junior Subordinated Debentures is payable or the method of determination thereof; (iv) the rate or rates, if any, at which the Junior Subordinated Debentures shall bear interest, the Interest Payment Dates on which any such interest shall be payable, the right, if any, of the Company to defer or extend an Interest Payment Date, and the Regular Record Date for any interest payable on any Interest Payment Date or the method by which any of the foregoing shall be determined; (v) the place or places where, subject to the terms of the Subordinated Indenture as described below under "-- Payment and Paying Agents", the principal of and premium, if any, and interest, if any, on the Junior Subordinated Debentures will be payable and where, subject to the terms of the Subordinated Indenture as described below under "--Denominations, Registration and Transfer", the Junior Subordinated Debentures may be presented for registration of transfer or exchange and the place or places where notices and demands to or upon the Company in respect of the Junior Subordinated Debentures and the Subordinated Indenture may be made ("Place of Payment"); (vi) any period or periods within, or date or dates on which, the price or prices at which and the terms and conditions upon which Junior Subordinated Debentures may be redeemed, in whole or in part, at the option of the Company or a holder thereof;
(vii) the obligation or the right, if any, of the Company or a holder thereof to redeem, purchase or repay the Junior Subordinated Debentures and the period or periods within which, the price or prices at which, the currency or currencies (including currency unit or units) in which and the other terms and conditions upon which the Junior Subordinated Debentures shall be redeemed, repaid or purchased, in whole or in part, pursuant to such obligation; (viii) the denominations in which any Junior Subordinated Debentures shall be issuable if other than denominations of $25 and any integral multiple thereof; (ix) if other than in U.S. Dollars, the currency or currencies

(including currency unit or units) in which the principal of (and premium, if any) and interest, if any, on the Junior Subordinated Debentures shall be payable, or in which the Junior Subordinated Debentures shall be denominated;
(x) any additions, modifications or deletions in the Events of Default or covenants of the Company specified in the Subordinated Indenture with respect to the Junior Subordinated Debentures; (xi) if other than the principal amount thereof, the portion of the principal amount of Junior Subordinated Debentures that shall be payable upon declaration of acceleration of the maturity thereof;
(xii) any additions or changes to the Subordinated Indenture with respect to a series of Junior Subordinated Debentures as shall be necessary to permit or facilitate the issuance of such series in bearer form, registrable or not registrable as to principal, and with or without interest coupons; (xiii) any index or indices used to determine the amount of payments of principal of and premium, if any, on the Junior Subordinated Debentures and the manner in which such amounts will be determined; (xiv) the terms and conditions relating to the issuance of a temporary Global Security representing all of the Junior Subordinated Debentures of such series and exchange of such temporary Global Security for definitive Junior Subordinated Debentures of such series; (xv) subject to the terms described under "-- Global Junior Subordinated Debentures", whether the Junior Subordinated Debentures of the series shall be issued in whole or in part in the form of one or more Global Securities and, in such case, the Subordinated Depositary for such Global Securities, which Subordinated Depositary shall be a clearing agency registered under the Exchange Act; (xvi) the appointment of any paying agent or agents; (xvii) the terms and conditions of any obligation or right of the Company or a holder to convert or exchange Junior Subordinated Debentures into Preferred Securities or other securities; (xviii) the relative degree, if any, to which such Junior Subordinated Debentures of the series shall be senior to or be subordinated to other series of such Junior Subordinated Debentures or other indebtedness of the Company in right of payment, whether such other series of Junior Subordinated Debentures or other indebtedness are outstanding or not; and (xix) any other terms of the Junior Subordinated Debentures not inconsistent with the provisions of the Subordinated Indenture.

Junior Subordinated Debentures may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates. Certain material U.S. federal income tax consequences and special considerations applicable to any such Junior Subordinated Debentures will be described in the applicable Prospectus Supplement.

If the purchase price of any of the Junior Subordinated Debentures is payable in one or more foreign currencies or currency units or if any Junior Subordinated Debentures are denominated in one or more foreign currencies or currency units or if the principal of, premium, if any, or interest, if any, on any Junior Subordinated Debentures is payable in one or more foreign currencies or currency units, the restrictions, elections, certain material U.S. federal income tax considerations, specific terms and other information with respect to such issue of Junior Subordinated Debentures and such foreign currency or currency units will be set forth in the applicable Prospectus Supplement.

If any index is used to determine the amount of payments of principal of, premium, if any, or interest on any series of Junior Subordinated Debentures, certain material U.S. federal income tax, accounting and other considerations applicable thereto will be described in the applicable Prospectus Supplement.

DENOMINATIONS, REGISTRATION AND TRANSFER

Unless otherwise specified in the applicable Prospectus Supplement, the Junior Subordinated Debentures will be issuable only in registered form without coupons in denominations of $25 and any integral multiple thereof. Junior Subordinated Debentures of any series will be exchangeable for other Junior Subordinated Debentures of the same issue and series, of any authorized denominations, of a like aggregate principal amount, of the same Original Issue Date and Stated Maturity and bearing the same interest rate.

Junior Subordinated Debentures may be presented for exchange as provided above, and may be presented for registration of transfer (with the form of transfer endorsed thereon, or a satisfactory written instrument of transfer, duly executed), at the office of the appropriate Securities Registrar or at the office of any transfer agent designated by the Company for such purpose with respect to any series of Junior Subordinated Debentures and referred to in the applicable Prospectus Supplement, without service charge and upon payment of any taxes and other governmental charges as described in the Subordinated Indenture. The Company will appoint the Debenture Trustee as Securities Registrar under the Subordinated Indenture. If the applicable Prospectus Supplement refers to any transfer agents (in addition to the Securities Registrar) initially designated by the Company with respect to any series of Junior Subordinated Debentures, the Company may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, provided that the Company maintains a transfer agent in each Place of Payment for such series. The Company may at any time designate additional transfer agents with respect to any series of Junior Subordinated Debentures.

In the event of any redemption, neither the Company nor the Debenture Trustee shall be required to (i) issue, register the transfer of or exchange Junior Subordinated Debentures of any series during a period beginning at the opening of business 15 days before the day of selection for redemption of Junior Subordinated Debentures of that series and ending at the close of business on the day of mailing of the relevant notice of redemption or (ii) transfer or exchange any Junior Subordinated Debentures so selected for redemption, except, in the case of any Junior Subordinated Debentures being redeemed in part, any portion thereof not to be redeemed.

GLOBAL JUNIOR SUBORDINATED DEBENTURES

The Junior Subordinated Debentures of a series may be issued in whole or in part in the form of one or more Global Junior Subordinated Debentures that will be deposited with, or on behalf of, a depositary (the "Subordinated Depositary") identified in the Prospectus Supplement relating to such series. Global Junior Subordinated Debentures may be issued only in fully registered form and in either temporary or permanent form. Unless and until it is exchanged in whole or in part for the individual Junior Subordinated Debentures represented thereby, a Global Junior Subordinated Debenture may not be transferred except as a whole by the Subordinated Depositary for such Global Junior Subordinated Debenture to a nominee of such Subordinated Depositary or by a nominee of such Subordinated Depositary to such Subordinated Depositary or another nominee of such Subordinated Depositary or by the Subordinated Depositary or any nominee to a successor Subordinated Depositary or any nominee of such successor.

The specific terms of the depositary arrangement with respect to a series of Junior Subordinated Debentures will be described in the Prospectus Supplement relating to such series. The Company anticipates that the following provisions will generally apply to depositary arrangements.

Upon the issuance of a Global Junior Subordinated Debenture, and the deposit of such Global Junior Subordinated Debenture with or on behalf of the Subordinated Depositary, the Subordinated Depositary for such Global Junior Subordinated Debenture or its nominee will credit on its book-entry registration and transfer system, the respective principal amounts of the individual Junior Subordinated Debentures represented by such Global Junior Subordinated Debenture to the accounts of persons that have accounts with such Subordinated Depositary ("Participants"). Such accounts shall be designated by the dealers, underwriters or agents with respect to such Junior Subordinated Debentures or by the Company if such Junior Subordinated Debentures are offered and sold directly by the Company. Ownership of beneficial interests in a Global Junior Subordinated Debenture will be limited to Participants or persons that may hold interests through Participants. Ownership of beneficial interests in such Global Junior Subordinated Debenture will be shown on, and the transfer of that ownership will be effected only through, records maintained by the applicable Subordinated Depositary or its nominee (with respect to interests of Participants) and the records of Participants (with respect to interests of persons who hold through Partici-pants). The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Junior Subordinated Debenture.

So long as the Subordinated Depositary for a Global Junior Subordinated Debenture, or its nominee, is the registered owner of such Global Junior Subordinated Debenture, such Subordinated Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Junior Subordinated Debentures represented by such Global Junior Subordinated Debenture for all purposes under the Subordinated Indenture. Except as provided below, owners of beneficial interests in a Global Junior Subordinated Debenture will not be entitled to have any of the individual Junior Subordinated Debentures of the series represented by such Global Junior Subordinated Debenture registered in their names, will not receive or be entitled to receive physical delivery of any such Junior Subordinated Debentures of such series in definitive form and will not be considered the owners or holders thereof under the Subordinated Indenture.

Payments of principal of (and premium, if any) and interest on individual Junior Subordinated Debentures represented by a Global Junior Subordinated Debenture registered in the name of the Subordinated Depositary or its nominee will be made to the Subordinated Depositary or its nominee, as the case may be, as the registered owner of the Global Junior Subordinated Debenture representing such Junior Subordinated Debentures. None of the Company, the Debenture Trustee, any paying agent, or the Securities Registrar for such Junior Subordinated Debentures will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interest of the Global Junior Subordinated Debenture for such Junior Subordinated Debentures or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

The Company expects that the Subordinated Depositary for a series of Junior Subordinated Debentures or its nominee, upon receipt of any payment of principal, premium or interest in respect of a permanent Global Junior Subordinated Debenture representing any of such Junior Subordinated Debentures, immediately will credit Participants' accounts with payments in amounts proportionate to their respective beneficial interest in the principal amount of such Global Junior Subordinated Debenture for such Junior Subordinated Debentures as shown on the records of such Subordinated Depositary or its nominee. The Company also expects that payments by Participants to owners of beneficial interests in such Global Junior Subordinated Debenture held through such Participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name". Such payments will be the responsibility of such Participants.

Unless otherwise specified in the applicable Prospectus Supplement, if the Subordinated Depositary for a series of Junior Subordinated Debentures is at any time unwilling, unable or ineligible to continue as depositary and a successor depositary is not appointed by the Company within 90 days, the Company will issue individual Junior Subordinated Debentures of such series in exchange for the Global Junior Subordinated Debenture representing such series of Junior Subordinated Debentures. In addition, the Company may at any time and in its sole discretion, subject to any limitations described in the Prospectus Supplement relating to such Junior Subordinated Debentures, determine not to have any Junior Subordinated Debentures of such series represented by one or more Global Junior Subordinated Debentures and, in such event, will issue individual Junior Subordinated Debentures of such series in exchange for such Global Junior Subordinated Debentures. Further, if the Company so specifies with respect to the Junior Subordinated Debentures of a series, an owner of a beneficial interest in a Global Junior Subordinated Debenture representing Junior Subordinated Debentures of such series may, on terms acceptable to the Company, the Debenture Trustee and the Subordinated Depositary for such Global Junior Subordinated Debenture, receive individual Junior Subordinated Debentures of such series in exchange for such beneficial interests, subject to any limitations described in the Prospectus Supplement relating to such Junior Subordinated Debentures. In any such instance, an owner of a beneficial interest in a Global Junior Subordinated Debenture will be entitled to physical delivery of individual Junior Subordinated Debentures of the series represented by such Global Junior Subordinated Debenture equal in principal amount to such beneficial interest and to have such Junior Subordinated Debentures registered in its name. Individual Junior Subordinated Debentures of such series so issued will be issued in denominations, unless otherwise specified by the Company, of $25 and integral multiples thereof.

PAYMENT AND PAYING AGENTS

Unless otherwise indicated in the applicable Prospectus Supplement, payment of principal of (and premium, if any) and any interest on Junior Subordinated Debentures will be made at the office of the Debenture Trustee in The City of New York or at the office of such paying agent or paying agents as the Company may designate from time to time in the applicable Prospectus Supplement, except that at the option of the Company payment of any interest may be made (i) except in the case of Global Junior Subordinated Debentures, by check mailed to the address of the person or entity entitled thereto as such address shall appear in the Securities Register or (ii) by transfer to an account maintained by the person or entity entitled thereto as specified in the Securities Register, provided that proper transfer instructions have been received by the Regular Record Date. Unless otherwise indicated in the applicable Prospectus Supplement, payment of any interest on Junior Subordinated Debentures will be made to the person or entity in whose name such Junior Subordinated Debenture is registered at the close of business on the Regular Record Date for such interest, except in the case of Defaulted Interest. The Company may at any time designate additional paying agents or rescind the designation of any paying agent; however, the Company will at all times be required to maintain a paying agent in each Place of Payment for each series of Junior Subordinated Debentures.

Any moneys deposited with the Debenture Trustee or any paying agent, or held by the Company in trust, for the payment of the principal of (and premium, if any) or interest on any Junior Subordinated Debenture and remaining unclaimed for two years after such principal (and premium, if any) or interest has become due and payable shall, at the request of the Company, be repaid to the Company or released from such trust, as applicable, and the holder of such Junior Subordinated Debenture shall thereafter look, as a general unsecured creditor, only to the Company for payment thereof.

REDEMPTION

Unless otherwise indicated in the applicable Prospectus Supplement, Junior Subordinated Debentures will not be subject to any sinking fund.

Unless otherwise indicated in the applicable Prospectus Supplement, the Company may, at its option, redeem the Junior Subordinated Debentures of any series in whole at any time or in part from time to time, at the redemption price set forth in the applicable Prospectus Supplement plus accrued and unpaid interest to the date fixed for redemption. Junior Subordinated Debentures in denominations larger than $25 may be redeemed in part but only in integral multiples of $25. If the Junior Subordinated Debentures of any series are so redeemable only on or after a specified date or upon the satisfaction of additional conditions, the applicable Prospectus Supplement will specify such date or describe such conditions.

Except as otherwise specified in the applicable Prospectus Supplement, if a Debenture Tax Event (as defined below or in the applicable Prospectus Supplement) in respect of a series of Junior Subordinated Debentures or a Special Event (as defined in "Description of Preferred Securities --
Redemption -- Mandatory Redemption" below or in the applicable Prospectus Supplement) in respect of an Issuer shall occur and be continuing, the Company may, at its option, redeem such series of Junior Subordinated Debentures or the related series of Corresponding Junior Subordinated Debentures, as the case may be, in whole (but not in part) within 90 days of the occurrence of such Debenture Tax Event or Special Event, at a redemption price equal to 100% of the principal amount of such Junior Subordinated Debentures or Corresponding Junior Subordinated Debentures then outstanding plus accrued and unpaid interest to the date fixed for redemption.

"Debenture Tax Event" means the receipt by the Company of an opinion of counsel experienced in such matters to the effect that, as a result of (i) any amendment to, or change (including any announced prospective change) in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein affecting taxation, (ii) any amendment to or change in an interpretation or application of such laws or regulations by any legislative body, court, governmental agency or regulatory authority or (iii) any interpretation or pronouncement that provides for a position with respect to such laws or regulations that differs from the generally accepted position on the date the applicable series of Junior Subordinated Debentures is issued, which amendment or change is effective or which interpretation or pronouncement is announced on or after the date of issuance of the applicable series of Junior Subordinated Debentures under the Subordinated Indenture, there is more than an insubstantial risk that interest payable by the Company on such series of Junior Subordinated Debentures is not, or within 90 days of the date thereof, will not be, deductible, in whole or in part, for U.S. federal income tax purposes.

Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of Junior Subordinated Debentures to be redeemed at such holder's registered address. Unless the Company defaults in the payment of the redemption price, on and after the redemption date interest shall cease to accrue on such Junior Subordinated Debentures or portions thereof called for redemption.

In the recent past, there have been various legislative proposals which, if enacted, would have prohibited an issuer from deducting interest payments or original issue discount under certain circumstances. There can be no assurance that legislation affecting the Company's ability to deduct interest paid on the Junior Subordinated Debentures or the characterization of the Junior Subordinated Debentures as indebtedness for U.S. federal income tax purposes, including legislation similar to the proposals described above, will not be enacted in the future or that any such legislation would not be effective retroactively. In the event tax law changes are enacted and apply retroactively to the Junior Subordinated Debentures, such changes could give rise to a Debenture Tax Event, which would permit the Company to cause a redemption of such Junior Subordinated Debentures, as described more fully under "-- Redemption" or, in the case of Corresponding Junior Subordinated Debentures, such changes could give rise to a Special Event, which would permit the Company to cause a redemption of the related Preferred Securities and Common Securities, as described more fully under "Description of Preferred
Securities -- Redemption -- Special Event Redemption."

OPTION TO DEFER INTEREST PAYMENTS

If provided in the applicable Prospectus Supplement, the Company shall have the right at any time and from time to time during the term of any series of Junior Subordinated Debentures to defer the payment of interest for such number of consecutive interest payment periods as may be specified in the applicable Prospectus Supplement (each, an "Extension Period"), subject to the terms, conditions and covenants, if any, specified in such Prospectus Supplement, provided that such Extension Period may not extend beyond the Stated Maturity of the Junior Subordinated Debentures. Certain material U.S. federal income tax consequences and special considerations applicable to any such Junior Subordinated Debentures will be described in the applicable Prospectus Supplement.

RESTRICTIONS ON CERTAIN PAYMENTS

The Company will covenant, as to each series of Junior Subordinated Debentures, that it will not, and will not permit any subsidiary of the Company to, (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of the Company's capital stock (other than as a result of a reclassification of such capital stock or the exchange or conversion of one class or series of capital stock for another class or series) or (ii) make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any debt securities (including other Junior Subordinated Debentures) that rank pari passu with or junior in interest to the Junior Subordinated Debentures or make any guarantee payments with respect to the foregoing (in each case other than (a) dividends or distributions in common stock of the Company, (b) redemptions or purchases of any rights pursuant to the 1996 Rights Agreement (as defined herein), or any successor to such Rights Agreement, and the declaration thereunder of a dividend of rights in the future,
(c) payments under any Guarantee and (d) guarantee payments to the Company from a subsidiary thereof) if at such time (x) there shall have occurred any event of which the Company has actual knowledge (A) that with the giving of notice or the lapse of time, or both, would constitute a Debenture Event of Default under the Subordinated Indenture with respect to Junior Subordinated Debentures of such series and (B) in respect of which the Company shall not have taken reasonable steps to cure, (y) if such Junior Subordinated Debentures are held by an Issuer of related Preferred Securities, the Company shall be in default with respect to its payment of any obligations under the Guarantee relating to such Preferred Securities or (z) the Company shall have given notice of its selection of an Extension Period as provided in the Subordinated Indenture with respect to Junior Subordinated Debentures of such series and shall not have rescinded such notice, or such Extension Period, or any extension thereof, shall be continuing.

MODIFICATION OF SUBORDINATED INDENTURE

From time to time the Company and the Debenture Trustee may, without the consent of the holders of any series of Junior Subordinated Debentures, amend, waive or supplement the Subordinated Indenture for specified purposes, including, among other things, curing ambiguities, defects or inconsistencies (provided that any such action does not materially adversely affect the interest of the holders of any series of Junior Subordinated Debentures or, in the case of Corresponding Junior Subordinated Debentures, the holders of the corresponding series of Preferred Securities so long as they remain outstanding) and qualifying, or maintaining the qualification of, the Subordinated Indenture under the Trust Indenture Act. The Subordinated Indenture contains provisions permitting the Company and the Debenture Trustee, with the consent of the holders of not less than a majority in principal amount of each outstanding series of Junior Subordinated Debentures affected, to modify the Subordinated Indenture in a manner affecting the rights of the holders of such series of the Junior Subordinated Debentures; provided, that no such modification may, without the consent of the holder of each outstanding Junior Subordinated Debenture so affected, (i) change the Stated Maturity of any series of Junior Subordinated Debentures (except as otherwise specified in the applicable Prospectus Supplement), or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon (except such extension as may be contemplated in the applicable Prospectus Supplement) or (ii) reduce the percentage of principal amount of Junior Subordinated Debentures of any series, the holders of which are required to consent to any such modification of the Subordinated Indenture, provided that, in the case of Corresponding Junior Subordinated Debentures, so long as any of the corresponding series of Preferred Securities remain outstanding, no such modification may be made that adversely affects the holders of such Preferred Securities, and no termination of the Subordinated Indenture may occur, and no waiver of any Debenture Event of Default or compliance with any covenant under the Subordinated Indenture may be effective, without the prior consent of the holders of at least a majority of the aggregate liquidation preference of such Preferred Securities unless and until the principal of the Corresponding Junior Subordinated Debentures and all accrued and unpaid interest thereon have been paid in full or provided for in accordance with the Subordinated Indenture.

In addition, the Company and the Debenture Trustee may execute, without the consent of any holder of Junior Subordinated Debentures, any supplemental Subordinated Indenture for the purpose of creating any new series of Junior Subordinated Debentures.

DEBENTURE EVENTS OF DEFAULT

The Subordinated Indenture provides that any one or more of the following described events with respect to a series of Junior Subordinated Debentures that has occurred and is continuing constitutes a "Debenture Event of Default" with respect to such series of Junior Subordinated Debentures:

         (i) failure for 30 days to pay any interest on such series of the Junior Subordinated Debentures, when due (subject to the deferral of any due date in the case of an Extension Period); or

         (ii) failure to pay any principal or premium, if any, on such series of Junior Subordinated Debentures when due whether at maturity, upon redemption, by declaration or otherwise; or

        (iii) failure to observe or perform in any material respect certain other covenants contained in the Subordinated Indenture for 90 days after written notice has been given to the Company from the Debenture Trustee or the holders of at least 25% in principal amount of such series of outstanding Junior Subordinated Debentures; or

        (iv) certain events in bankruptcy, insolvency or reorganization of the Company.

The holders of a majority in outstanding principal amount of such series of Junior Subordinated Debentures have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Debenture Trustee. The Debenture Trustee or the holders of not less than 25% in aggregate outstanding principal amount of such series of Junior Subordinated Debentures may declare the principal due and payable immediately upon a Debenture Event of Default, and, in the case of Corresponding Junior Subordinated Debentures, should the Debenture Trustee or such holders of such Corresponding Junior Subordinated Debentures fail to make such declaration, the holders of at least 25% in aggregate Liquidation Amount (as defined in "Description of Preferred Securities -- Redemption -- Change of Maturity of Corresponding Junior Subordinated Debentures" below) of the related Preferred Securities shall have such right. The holders of a majority in aggregate outstanding principal amount of such series of Junior Subordinated Debentures may annul such declaration and waive the default if the default (other than the non-payment of the principal of such series of Junior Subordinated Debentures which has become due solely by such acceleration) has been cured and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration has been deposited with the Debenture Trustee. In the case of Corresponding Junior Subordinated Debentures, should the holders of such Corresponding Junior Subordinated Debentures fail to so annul such declaration and waive such default, the holders of a majority in aggregate Liquidation Amount of the related Preferred Securities shall have such right.

The holders of a majority in outstanding principal amount of the Junior Subordinated Debentures affected thereby may, on behalf of the holders of all the Junior Subordinated Debentures, waive any past default, except a default in the payment of principal or interest (unless such default has been cured and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration has been deposited with the Debenture Trustee) or a default in respect of a covenant or provision which under the Subordinated Indenture cannot be modified or amended without the consent of the holder of each outstanding Junior Subordinated Debenture. In the case of Corresponding Junior Subordinated Debentures, should the holders of such Corresponding Junior Subordinated Debentures fail to so waive such a past default, the holders of a majority in aggregate Liquidation Amount of the related Preferred Securities shall have such right. The Company is required to file annually with the Debenture Trustee a certificate as to whether or not the Company is in compliance with all the conditions and covenants applicable to it under the Subordinated Indenture.

In case a Debenture Event of Default shall occur and be continuing as to a series of Corresponding Junior Subordinated Debentures, the Property Trustee will have the right to declare the principal of and the interest on such Corresponding Junior Subordinated Debentures, and any other amounts payable under the Subordinated Indenture, to be forthwith due and payable and to enforce its other rights as a creditor with respect to such Corresponding Junior Subordinated Debentures.

ENFORCEMENT OF CERTAIN RIGHTS BY HOLDERS OF PREFERRED SECURITIES

If a Debenture Event of Default with respect to a series of Junior Subordinated Debentures has occurred and is continuing and such event is attributable to the failure of the Company to pay interest or principal on such Junior Subordinated Debentures on the date such interest or principal is otherwise payable, a holder of the related Preferred Securities may institute a legal proceeding directly against the Company for enforcement of payment to such holder of the principal of or interest on such Junior Subordinated Debentures having a principal amount equal to the aggregate Liquidation Amount of the related Preferred Securities of such holder (a "Direct Action"). The Company may not amend the Subordinated Indenture to remove the foregoing right to bring a Direct Action without the prior written consent of the holders of all of the related Preferred Securities. If the right to bring a Direct Action is removed, the applicable Issuer may become subject to the reporting obligations under the Exchange Act. The Company shall have the right under the Subordinated Indenture to set-off any payment made to such holder of Preferred Securities by the Company in connection with a Direct Action. The holders of Preferred Securities will not be able to exercise directly any other remedy available to the holders of the Junior Subordinated Debentures unless there shall have been an Event of Default under the applicable Trust Agreement. See "Description of Preferred Securities -- Events of Default; Notice".

CONSOLIDATION, MERGER, SALE OF ASSETS AND OTHER TRANSACTIONS

The Subordinated Indenture provides that the Company shall not consolidate with or merge into any other person or entity or sell, assign, convey, transfer or lease its properties and assets substantially as an entirety to any person or entity, and no person or entity shall consolidate with or merge into the Company or sell, assign, convey, transfer or lease its properties and assets substantially as an entirety to the Company, unless (i) in case the Company consolidates with or merges into another person or entity or sells, assigns, conveys, transfers or leases its properties and assets substantially as an entirety to any person or entity, the successor person or entity is organized under the laws of the United States or any state or the District of Columbia, and such successor person or entity expressly assumes the Company's obligations on the Junior Subordinated Debentures issued under the Subordinated Indenture;
(ii) immediately after giving effect thereto, no Debenture Event of Default, and no event which, after notice or lapse of time or both, would become a Debenture Event of Default, shall have happened and be continuing; and (iii) in the case of Corresponding Junior Subordinated Debentures, such transaction is permitted under the related Trust Agreement and Guarantee and does not give rise to any breach or violation of such Trust Agreement or Guarantee.

The general provisions of the Subordinated Indenture do not afford holders of the Junior Subordinated Debentures protection in the event of a highly leveraged or other transaction involving the Company that may adversely affect holders of the Junior Subordinated Debentures.

SATISFACTION AND DISCHARGE

The Subordinated Indenture provides that when, among other things, all Junior Subordinated Debentures not previously delivered to the Debenture Trustee for cancellation (i) have become due and payable or (ii) will become due and payable at their Stated Maturity within one year, and the Company deposits or causes to be deposited with the Debenture Trustee, as trust funds in trust for the purpose, an amount in the currency or currencies in which the Junior Subordinated Debentures are payable sufficient to pay and discharge the entire indebtedness on the Junior Subordinated Debentures not previously delivered to the Debenture Trustee for cancellation, for the principal (and premium, if any) and interest to the date of the deposit or to the Stated Maturity, as the case may be, then the Subordinated Indenture will cease to be of further effect (except as to the Company's obligations to pay all other sums due pursuant to the Subordinated Indenture and to provide the officers' certificates and opinions of counsel described therein), and the Company will be deemed to have satisfied and discharged the Subordinated Indenture.

CONVERSION OR EXCHANGE

If and to the extent indicated in the applicable Prospectus Supplement, the Junior Subordinated Debentures of any series may be convertible or exchangeable into Preferred Securities or other securities. The specific terms on which Junior Subordinated Debentures of any series may be so converted or exchanged will be set forth in the applicable Prospectus Supplement. Such terms may include provisions for conversion or exchange, either mandatory, at the option of the holder, or at the option of the Company, in which case the number of shares of Preferred Securities or other securities to be received by the holders of Junior Subordinated Debentures would be calculated as of a time and in the manner stated in the applicable Prospectus Supplement.

SUBORDINATION

In the Subordinated Indenture, the Company has covenanted and agreed that any Junior Subordinated Debentures issued thereunder will be subordinate and junior in right of payment to all Senior Debt to the extent provided in the Subordinated Indenture. In the event of any dissolution, winding-up, liquidation or reorganization of the Company (whether voluntary or involuntary and whether in bankruptcy, insolvency or receivership proceedings, or upon an assignment for the benefit of creditors or any other marshalling of the assets and liabilities of the Company or otherwise), all Senior Debt will first be paid in full before any payment or distribution may be made in respect of the principal of (and premium, if any) or interest, if any, on the Junior Subordinated Debentures.

The Company may not make any payment with respect to the Junior Subordinated Debentures if and for so long as (i) any Senior Debt is or becomes due and payable (whether at maturity, for an installment of principal or interest, upon acceleration, for mandatory prepayment, or otherwise) and remains unpaid; (ii) any Senior Debt Default (as defined below) has occurred and has not been cured or waived in conformity with the terms of the instrument, indenture or agreement governing such Senior Debt; or (iii) a payment by the Company with respect to the Junior Subordinated Debentures would, immediately after giving effect thereto, result in a Senior Debt Default.

A payment with respect to the Junior Subordinated Debentures shall include, without limitation, payment of principal of, premium, if any, and interest on the Junior Subordinated Debentures, the purchase of Junior Subordinated Debentures by the Company and any other payment other than a payment in stock or any equity securities.

"Senior Debt Default" means the failure to make any payment of any Senior Debt when due or the happening of an event of default with respect to any Senior Debt, as defined therein or in the instrument under which the same is outstanding, which, by its terms, if occurring prior to the stated maturity of such Senior Debt, permits or with the giving of notice or lapse of time (or both) would permit any holder thereof, any group of such holders or any trustee or representative for such holders thereupon to accelerate the maturity thereof or which results in such acceleration, including, without limitation, a "Default" under the Credit Agreement, dated as of November 2, 1993 (the "Credit Agreement"), by and among the Company, the several financial institutions listed on Annex A thereof and Credit Suisse, as Agent, as in effect and as amended, renewed, extended or supplemented from time to time, and any document, instrument or agreement executed and delivered in connection therewith, whether or not such Senior Debt or instrument has been avoided, disallowed or subordinated.

"Senior Debt" means all indebtedness incurred, assumed or guaranteed, directly or indirectly, by the Company, either before, on, or after the date of the Subordinated Indenture without any limitation as to the amount or terms thereof, and whether such indebtedness (including, but not limited to, interest on any such indebtedness) arises or accrues before or after the commencement of any bankruptcy, insolvency or receivership proceedings, (i) which arises for borrowed money, securities sold, funds provided, assets or services purchased or any other transaction whether or not in the ordinary course of business and which is evidenced by a promissory note, bond, debenture, writing or other instrument of indebtedness or reflected on the accounting records of the Company as a payable (but expressly excluding (A) amounts owed for compensation to employees, (B) obligations owing under judgments arising out of obligations that are not indebtedness for borrowed money (other than any such obligations arising from obligations which are otherwise Senior Debt), (C) any indebtedness which by the terms of the instrument creating or evidencing the same is not superior in right of payment to or is junior in right of payment to the Junior Subordinated Debentures, (D) any liability for federal, state, local or other taxes owed or owing by the Company, (E) any liability in respect of any employee benefit plan (including, without limitation, any liability to the Pension Benefit Guaranty Corporation or any successor thereto), (F) indebtedness or obligations to a subsidiary of the Company, (G) the Convertible Subordinated Debentures) and (H) indebtedness to trade creditors or monetary obligations to trade creditors incurred or assumed by the Company or any of its subsidiaries in the ordinary course of business; (ii) for principal of and interest on all loans and other extensions of credit under the Credit Agreement, as in effect and as amended, renewed, extended or supplemented from time to time, and any document, instrument or agreement executed and delivered in connection therewith and all fees, expenses, reimbursements, indemnities, premiums and other amounts payable under the Credit Agreement; (iii) for principal of (and premium, if any) and interest on the Company's 5 3/8% Swiss Franc Bonds due November 26, 2000 and the Company's 7 1/4% DM Bonds of 1985/2000 and all fees, expenses, reimbursements, indemnities, premiums and other amounts payable thereunder; (iv) for any amount payable with respect to any lease, conditional sale or installment sale agreement or other financing instrument or agreement which in accordance with generally accepted accounting principles is, at the date of the Subordinated Indenture or at the time the lease, conditional sale or installment sale agreement or other financing instrument or agreement is entered into, assumed or guaranteed, directly or indirectly, by the Company, required to be reflected as a liability on the face of the balance sheet of the Company; (v) for all principal of and interest on all loans and other extensions of credit under any lines of credit, credit agreements or promissory notes from a bank or other financial institution (including, without limitation, any letters of credit, bankers' acceptances, performance bonds and other credit facilities under such borrowing arrangements), and all fees, expenses, reimbursements, indemnities, premiums and other amounts payable under such borrowing arrangements; (vi) for any amounts payable in respect of any interest rate exchange agreement, ceiling rate agreement, currency exchange agreement or similar agreement; and (vii) for renewals, deferrals, amendments, modifications, supplements, extensions or refundings of any of the indebtedness described in clauses (i) through (vi), inclusive, or evidences of indebtedness issued in exchange for such Senior Debt. Senior Debt shall continue to constitute Senior Debt for all purposes of the Junior Subordinated Debentures, and the provisions of Article XIII of the Subordinated Indenture shall continue to apply to such Senior Debt, notwithstanding the fact that such Senior Debt or any claim in respect thereof shall be disallowed, avoided or subordinated pursuant to the provisions of the United States Bankruptcy Code of 1978, as amended, or other applicable law.

The Subordinated Indenture places no limitation on the amount of additional Senior Debt that may be incurred by the Company. The Company expects from time to time to incur additional indebtedness constituting Senior Debt.

The Subordinated Indenture provides that the foregoing subordination provisions, insofar as they relate to any particular issue of Junior Subordinated Debentures, may be changed prior to such issuance. Any such change would be described in the Prospectus Supplement relating to such Junior Subordinated Debentures.

GOVERNING LAW

The Subordinated Indenture and the Junior Subordinated Debentures will be governed by and construed in accordance with the laws of the State of New York.

INFORMATION CONCERNING THE DEBENTURE TRUSTEE

The Debenture Trustee shall have and be subject to all the duties and responsibilities specified with respect to an indenture trustee under the Trust Indenture Act. Subject to such provisions, the Debenture Trustee is under no obligation to exercise any of the powers vested in it by the Subordinated Indenture at the request of any holder of Junior Subordinated Debentures, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred thereby. The Debenture Trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the Debenture Trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

Wilmington Trust Company, the Debenture Trustee, is also Property Trustee and Delaware Trustee under each Trust Agreement and Guarantee Trustee under each Guarantee. The Company maintains trust and other business relationships in the ordinary course of business with Wilmington Trust Company. Pursuant to the provisions of the TIA, upon the occurrence of certain events, Wilmington Trust Company may be deemed to have a conflicting interest, by virtue of its acting as the Property Trustee, the Delaware Trustee, the Debenture Trustee and the Guarantee Trustee, and its other business relationships with the Company, and thereby may be required to resign and be replaced by a successor trustee under the Junior Subordinated Indenture, each Trust Agreement and each Guarantee.

CORRESPONDING JUNIOR SUBORDINATED DEBENTURES

  General

The Corresponding Junior Subordinated Debentures are to be issued in one or more series of Junior Subordinated Debentures under the Subordinated Indenture with terms corresponding to the terms of the related Preferred Securities. Concurrently with the issuance of an Issuer's Preferred Securities, such Issuer will invest the proceeds thereof and the consideration paid by the Company for the related Common Securities in a series of Corresponding Junior Subordinated Debentures issued by the Company to such Issuer. Each series of Corresponding Junior Subordinated Debentures will be in the principal amount equal to the aggregate stated Liquidation Amount of the related Preferred Securities plus the Company's concurrent investment in the related Common Securities and will rank pari passu with the Convertible Subordinated Debentures and with all other series of Junior Subordinated Debentures, if any. The Corresponding Junior Subordinated Debentures will be unsecured and subordinate and junior in right of payment to the extent and in the manner set forth in the Subordinated Indenture to all Senior Debt of the Company. See "--Subordination" and the Prospectus Supplement relating to any offering of corresponding Preferred Securities. Holders of Preferred Securities relating to a series of Corresponding Junior Subordi-nated Debentures will have the rights in connection with modifications to the Subordinated Indenture or upon occurrence of Debenture Events of Default described under "-- Modification of Indenture", "-- Debenture Events of Default", and "-- Enforcement of Certain Rights by Holders of Preferred Securities", unless otherwise provided in the applicable Prospectus Supplement.

  Optional Redemption

Unless otherwise specified in the applicable Prospectus Supplement, if a Special Event in respect of an Issuer shall occur and be continuing, the Company may, at its option, redeem the Corresponding Junior Subordinated Debentures at any time within 90 days of the occurrence of such Special Event, in whole but not in part, subject to the provisions of the Subordinated Indenture. The redemption price for such Corresponding Junior Subordinated Debentures shall be equal to 100% of the principal amount of such Corresponding Junior Subordinated Debentures then outstanding plus accrued and unpaid interest to the date fixed for redemption. Unless otherwise specified in the applicable Prospectus Supplement, the Company also may, at its option, redeem Corresponding Junior Subordinated Debentures in whole at any time or in part from time to time. See "Description of Junior Subordinated Debentures -- Redemption".

For so long as the applicable Issuer is the holder of all the outstanding series of Corresponding Junior Subordinated Debentures, the proceeds of any redemption thereof will be used by such Issuer to redeem the corresponding Trust Securities in accordance with their terms. The Company may not redeem a series of Corresponding Junior Subordinated Debentures in part unless all accrued and unpaid interest has been paid in full on all outstanding Corresponding Junior Subordinated Debentures of such series for all interest periods terminating on or prior to the Redemption Date.

  Certain Covenants of the Company

The Company will covenant in the Subordinated Indenture, as to each series of Corresponding Junior Subordinated Debentures, that if and for so long as (i) the Issuer of the corresponding Trust Securities is the holder of all such Corresponding Junior Subordinated Debentures, (ii) a Tax Event (as defined in "Description of Preferred Securities -- Redemption -- Change of Maturity of Corresponding Junior Subordinated Debentures" or in the applicable Prospectus Supplement) in respect of such Issuer has occurred and is continuing and (iii) the Company has not elected to redeem such corresponding Junior Subordinated Debentures or to liquidate such Issuer, the Company will pay to such Issuer Additional Sums (as defined in "Description of Preferred
Securities -- Redemption -- Change of Maturity of Corresponding Junior Subordinated Debentures" or in the applicable Prospectus Supplement) in respect of such Trust Securities. The Company will also covenant, as to each series of Corresponding Junior Subordinated Debentures, (i) to maintain directly or indirectly 100% ownership of the Common Securities of the Issuer in respect of which such Corresponding Junior Subordinated Debentures have been issued, provided that certain successors which are permitted pursuant to the Subordinated Indenture may succeed to the Company's ownership of the Common Securities, (ii) not to voluntarily terminate, wind-up or liquidate the applicable Issuer, except (a) in connection with a distribution of Corresponding Junior Subordinated Debentures to the holders of such Issuer's Preferred Securities in liquidation of such Issuer, or (b) in connection with certain mergers, consolidations or amalgamations permitted by the related Trust Agreement and (iii) to use its reasonable efforts, consistent with the terms and provisions of the related Trust Agreement, to cause such Issuer to remain a grantor trust for U.S. federal income tax purposes.

                      DESCRIPTION OF PREFERRED SECURITIES

Pursuant to the terms of the Trust Agreement for each Issuer, the Issuer Trustees on behalf of such Issuer will issue the Preferred Securities and the Common Securities. The Preferred Securities of a particular issue will represent preferred undivided beneficial interests in the assets of the related Issuer and the holders thereof will be entitled to a preference in certain circumstances with respect to Distributions and amounts payable on redemption or liquidation over the Common Securities of such Issuer, as well as other benefits as described in the applicable Trust Agreement. This summary of certain provisions of the Preferred Securities and each Trust Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of each Trust Agreement, including the definitions therein of certain terms, and the Trust Indenture Act. Wherever particular defined terms of a Trust Agreement are referred to in this Section or in a Prospectus Supplement, such defined terms are incorporated herein by reference. The form of Trust Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus forms a part. Each of the Issuers is a legally separate entity and the assets of one Issuer are not available to satisfy the obligations of the other Issuer.

GENERAL

The Preferred Securities of an Issuer will rank pari passu, and payments will be made thereon pro rata, with the Common Securities of that Issuer except as described under "-- Subordination of Common Securities". Legal title to the Corresponding Junior Subordinated Debentures will be held by the Property Trustee in trust for the benefit of the holders of the related Preferred Securities and Common Securities. Each Guarantee Agreement executed by the Company for the benefit of the holders of an Issuer's Preferred Securities (each, a "Guarantee") will be a guarantee on a subordinated basis with respect to the related Preferred Securities but will not guarantee payment of Distributions or amounts payable on redemption or liquidation of such Preferred Securities when the related Issuer does not have funds on hand available to make such payments. See "Description of Guarantees".

DISTRIBUTIONS

Each Issuer's Preferred Securities represent preferred undivided beneficial interests in the assets of such Issuer, and the Distributions on each Preferred Security will be payable at a rate specified in the Prospectus Supplement for such Preferred Securities. The amount of Distributions payable for any period will be computed on the basis of a 360-day year of twelve 30-day months unless otherwise specified in the applicable Prospectus Supplement. Distributions that are in arrears will accumulate additional Distributions thereon at the rate per annum if and as specified in the applicable Prospectus Supplement ("Additional Amounts"). The term "Distributions" as used herein includes any Additional Amounts unless otherwise stated.

Distributions on the Preferred Securities will be cumulative, will accumulate from the date of original issuance and will be payable on such dates as specified in the applicable Prospectus Supplement. In the event that any date on which Distributions are payable on the Preferred Securities is not a Business Day (as defined below), payment of the Distribution payable on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay) except that, if such Business Day is in the next succeeding calendar year, payment of such Distribution shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date (each date on which Distributions are payable in accordance with the foregoing, a "Distribution Date"). A "Business Day" shall mean any day other than a Saturday or a Sunday, or a day on which banking institutions in The City of New York are authorized or required by law or executive order to remain closed or a day on which the corporate trust office of the Property Trustee or the Debenture Trustee is closed for business.

If provided in the applicable Prospectus Supplement, the Company has the right under the Subordinated Indenture, pursuant to which it will issue the Corresponding Junior Subordinated Debentures, to defer the payment of interest at any time and from time to time on any series of the Corresponding Junior Subordinated Debentures, for a period which will be specified in such

Prospectus Supplement relating to such series (each, an "Extension Period"), provided that no Extension Period may extend beyond the Stated Maturity of the Corresponding Junior Subordinated Debentures. As a consequence of any such deferral, Distributions on the corresponding Preferred Securities would be deferred (but would continue to accumulate additional Distributions thereon at the rate per annum if and as specified in the Prospectus Supplement for such Preferred Securities) by the Issuer of such Preferred Securities during any such Extension Period. In the event that the Company exercises this right, during such Extension Period the Company may not, and may not permit any subsidiary of the Company to, (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of the Company's capital stock (other than as a result of a reclassification of such capital stock or the exchange or conversion of one class or series of capital stock for another class or series) or (ii) make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any debt securities that rank pari passu with or junior in interest to the Corresponding Junior Subordinated Debentures or make any guarantee payments with respect to the foregoing (in each case other than (a) dividends or distributions in common stock of the Company, (b) redemptions or purchases of any rights pursuant to the 1996 Rights Agreement, or any successor to such Rights Agreement, and the declaration thereunder of a dividend of rights in the future, (c) payments under any Guarantee and (d) guarantee payments to the Company from a subsidiary thereof).

It is anticipated that the revenue of each Issuer available for distribution to holders of its Preferred Securities will be limited to payments under the Corresponding Junior Subordinated Debentures in which such Issuer will invest the proceeds from the issuance and sale of its Preferred Securities and its Common Securities. See "Description of Junior Subordinated
Debentures -- Corresponding Junior Subordinated Debentures". If the Company does not make interest payments on such Corresponding Junior Subordinated Debentures, the Property Trustee will not have funds available to pay Distributions on the corresponding Preferred Securities. The payment of Distributions (if and to the extent an Issuer has funds legally available for the payment of such Distributions and cash sufficient to make such payments) is guaranteed by the Company on a limited basis as set forth herein under "Description of Guarantees".

Distributions on the Preferred Securities will be payable to the holders thereof as they appear on the register of the applicable Issuer on the relevant record dates, which, as long as the Preferred Securities remain in book-entry form, will be one Business Day prior to the relevant Distribution Date. Subject to any applicable laws and regulations and the provisions of the applicable Trust Agreement, each such payment will be made as described under "Book-Entry Issuance". In the event any Preferred Securities are not in book-entry form, the relevant record date for such Preferred Securities shall be the date, at least 15 days prior to the relevant Distribution Date, that is specified in the applicable Prospectus Supplement.

REDEMPTION

  Mandatory Redemption

Upon the repayment or redemption, in whole or in part, of any Corresponding Junior Subordinated Debentures, whether at maturity or upon earlier redemption as provided in the Subordinated Indenture, the proceeds from such repayment or redemption shall be applied by the Property Trustee to redeem a Like Amount (as defined below) of the related Trust Securities, upon not less than 30 nor more than 60 days notice, at a redemption price (the "Redemption Price") equal to the aggregate Liquidation Amount of such Trust Securities plus accumulated and unpaid Distributions thereon to the date of redemption (the "Redemption Date") and the related amount of the premium, if any, paid by the Company upon the concurrent redemption of such Corresponding Junior Subordinated Debentures. See "Description of Junior Subordinated Debentures -- Corresponding Junior Subordinated Debentures -- Optional Redemption". If less than all of any series of Corresponding Junior Subordinated Debentures are to be repaid or redeemed on a Redemption Date, then the proceeds from such repayment or redemption shall be allocated to the redemption pro rata of the related Preferred Securities and the related Common Securities. The amount of premium, if any, paid by the Company upon the redemption of all or any part of any series of any Corresponding Junior Subordinated Debentures to be repaid or redeemed on a Redemption Date shall be allocated to the redemption pro rata of the related Preferred Securities and the related Common Securities.

The Company will have the right to redeem any series of Corresponding Junior Subordinated Debentures (i) in whole at any time or in part from time to time, at the redemption price described under "Description of Junior Subordinated Debentures -- Redemption", (ii) in whole (but not in part), within 90 days of the occurrence of a Tax Event or an Investment Company Event (each as defined below or in the applicable Prospectus Supplement, a "Special Event"), at the redemption price described under "Description of Junior Subordinated
Debentures -- Corresponding Junior Subordinated Debentures -- Optional Redemption", or (iii) as may be otherwise specified in the applicable Prospectus Supplement.

  Distribution of Corresponding Junior Subordinated Debentures

The Company has the right at any time to dissolve an Issuer and, after satisfaction of the liabilities of creditors of such Issuer as provided by applicable law, to cause the Corresponding Junior Subordinated Debentures in respect of the Trust Securities issued by such Issuer to be distributed to the holders of such Trust Securities in liquidation of such Issuer.

After the liquidation date fixed for any distribution of Corresponding Junior Subordinated Debentures for any Preferred Securities of an Issuer (i) such Preferred Securities will no longer be deemed to be outstanding, (ii) the Depositary (if any) for such Preferred Securities, as the record holder of such Preferred Securities, will receive a registered global certificate or certificates representing the Corresponding Junior Subordinated Debentures to be delivered upon such distribution and (iii) any certificates representing such Preferred Securities not held by or on behalf of such Depositary will be deemed to represent the Corresponding Junior Subordinated Debentures having a principal amount equal to the Liquidation Amount of such Preferred Securities, and bearing accrued and unpaid interest in an amount equal to the accrued and unpaid Distributions on such Preferred Securities, until such certificates are presented to the Administrative Trustees or their agent for transfer or reissuance.

There can be no assurance as to the market prices for the Preferred Securities or the Corresponding Junior Subordinated Debentures that may be distributed in exchange for Preferred Securities if a dissolution or liquidation of an Issuer were to occur. Accordingly, the Preferred Securities that an investor may purchase, or the Corresponding Junior Subordinated Debentures that the investor may receive on dissolution or liquidation of an Issuer, may trade at a discount to the price that the investor paid to purchase the Preferred Securities offered hereby.

  Special Event Redemption

If a Special Event in respect of the Trust Securities of an Issuer shall occur and be continuing, the Company will have the right to redeem the Corresponding Junior Subordinated Debentures in whole (but not in part) and therefore cause a mandatory redemption of such Trust Securities in whole (but not in part) at the Redemption Price within 90 days following the occurrence of such Special Event. If a Special Event in respect of the Trust Securities of an Issuer has occurred and is continuing and the Company does not elect to redeem the Corresponding Junior Subordinated Debentures and thereby cause a mandatory redemption of such Trust Securities, or to dissolve such Issuer and, after satisfaction of the liability to creditors of such Issuer as provided by applicable law, cause the Corresponding Junior Subordinated Debentures to be distributed to holders of such Trust Securities in liquidation of such Issuer, the applicable Preferred Securities will remain outstanding and, in the event a Tax Event has occurred and is continuing, unless otherwise specified in the applicable Prospectus Supplement, Additional Sums, if any, will be payable on the Corresponding Junior Subordinated Debentures.

  Change of Maturity of Corresponding Junior Subordinated Debentures

If provided in the applicable Prospectus Supplement, the Company shall have the right to extend or shorten the maturity of any series of Corresponding Junior Subordinated Debentures at the time that the Company exercises its right to elect to dissolve the related Issuer and, after satisfaction of the liability to creditors of such Issuer as provided by applicable law, cause such Corresponding Junior Subordinated Debentures to be distributed to the holders of the Preferred Securities and Common Securities of such Issuer in liquidation of such Issuer, provided that it can extend the maturity only if certain conditions specified in the applicable Prospectus Supplement are met at the time such election is made and at the time of such extension.

"Additional Sums" means the additional amounts as may be necessary in order that the amount of Distributions then due and payable by an Issuer on the outstanding Preferred Securities and Common Securities of such Issuer shall not be reduced as a result of any additional taxes, duties and other governmental charges to which such Issuer has become subject as a result of a Tax Event (other than withholding taxes).

"Tax Event" means the receipt by an Issuer of an opinion of counsel experienced in such matters to the effect that, as a result of (i) any amendment to, or change (including any announced prospective change) in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein affecting taxation, (ii) any amendment to or change in an interpretation or application of such laws or regulations by any legislative body, court, governmental agency or regulatory authority or (iii) any interpretation or pronouncement that provides for a position with respect to such laws or regulations that differs from the generally accepted position on the date the applicable Preferred Securities are issued, which amendment or change is effective or which interpretation or pronouncement is announced on or after the date of issuance of the applicable Preferred Securities under the Trust Agreement, there is more than an insubstantial risk that (x) the applicable Issuer is, or will be within 90 days of the date thereof, subject to U.S. federal income tax with respect to income received or accrued on the Corresponding Junior Subordinated Debentures, (y) interest payable by the Company on such Corresponding Junior Subordinated Debentures is not, or within 90 days of the date thereof, will not be, deductible, in whole or in part, for U.S. federal income tax purposes, or (z) such Issuer is, or will be within 90 days of the date thereof, subject to more than a de minimis amount of other taxes, duties or other governmental charges.

"Investment Company Event" means the occurrence of a change in law or regulation or a change in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority (a "Change in 1940 Act Law") to the effect that the applicable Issuer is or will be considered an "investment company" that is required to be registered under the Investment Company Act of 1940, as amended (the "Investment Company Act"), which Change in 1940 Act Law becomes effective on or after the date of original issuance of the applicable Preferred Securities.

"Like Amount" means (i) with respect to a redemption of any Trust Securities of an Issuer, Trust Securities of such Issuer having a Liquidation Amount equal to that portion of the principal amount of Corresponding Junior Subordinated Debentures to be contemporaneously redeemed in accordance with the Subordinated Indenture, allocated to the Common Securities and to the Preferred Securities based upon the relative Liquidation Amounts of such classes of Trust Securities, and the proceeds of which will be used to pay the Redemption Price of such Trust Securities, and (ii) with respect to a distribution of Corresponding Junior Subordinated Debentures to holders of any Trust Securities of an Issuer in connection with a dissolution or liquidation of such Issuer, Corresponding Junior Subordinated Debentures having a principal amount equal to the Liquidation Amount of the

Trust Securities of the holder to whom such Corresponding Junior Subordinated Debentures are distributed. "Liquidation Amount" means the stated amount of $25 per Preferred Security and Common Security.

REDEMPTION PROCEDURES

Preferred Securities redeemed on each Redemption Date shall be redeemed at the Redemption Price with the applicable proceeds from the contemporaneous redemption of the Corresponding Junior Subordinated Debentures. Redemptions of Preferred Securities shall be made and the Redemption Price shall be payable on each Redemption Date only to the extent that the related Issuer has funds on hand available for the payment of such Redemption Price. See also "-- Subordination of Common Securities".

If an Issuer gives a notice of redemption in respect of its Preferred Securities, then, on the Redemption Date, to the extent funds are available, the Property Trustee will deposit irrevocably with the Depositary for such Preferred Securities (if such Preferred Securities are issued in the form of one or more Global Preferred Securities) funds sufficient to pay the applicable Redemption Price and will give such Depository irrevocable instructions and authority to pay the Redemption Price to the beneficial owners of such Preferred Securities. See "-- Global Preferred Securities" and "Book-Entry Issuance". If such Preferred Securities are not issued in the form of one or more Global Preferred Securities, such Issuer, to the extent funds are available, will irrevocably deposit with the paying agent for such Preferred Securities funds sufficient to pay the applicable Redemption Price and will give such paying agent irrevocable instructions and authority to pay the Redemption Price to the holders thereof upon surrender of their certificates evidencing such Preferred Securities. Notwithstanding the foregoing, Distributions payable on or prior to the Redemption Date for any Preferred Securities called for redemption shall be payable to the holders of such Preferred Securities on the relevant record dates for the related Distribution Dates. If notice of redemption shall have been given and funds deposited as required, then upon the date of such deposit, all rights of the holders of such Preferred Securities so called for redemption will cease, except the right of the holders of such Preferred Securities to receive the Redemption Price, but without interest on such Redemption Price, and such Preferred Securities will cease to be outstanding. In the event that any date fixed for redemption of Preferred Securities is not a Business Day, then payment of the Redemption Price payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay), except that, if such Business Day falls in the next calendar year, such payment will be made on the immediately preceding Business Day. In the event that payment of the Redemption Price in respect of Preferred Securities called for redemption is improperly withheld or refused and not paid either by the applicable Issuer or by the Company pursuant to the applicable Guarantee as described under "Description of Guarantees", Distributions on such Preferred Securities will continue to accumulate at the then applicable rate, from the Redemption Date originally established by such Issuer for such Preferred Securities to the date such Redemption Price is actually paid, in which case the actual payment date will be the date fixed for redemption for purposes of calculating the Redemption Price.

Subject to applicable law (including, without limitation, U. S. federal securities law), the Company or its subsidiaries may at any time and from time to time purchase outstanding Preferred Securities by tender, in the open market or by private agreement.

If less than all of the Preferred Securities and Common Securities issued by an Issuer are to be redeemed on a Redemption Date, then the aggregate Liquidation Amount of such Preferred Securities and Common Securities to be redeemed shall be allocated pro rata among the Preferred Securities and Common Securities of such Issuer based on the relative Liquidation Amounts of such classes of Trust Securities. The particular Preferred Securities to be redeemed shall be selected on a pro rata basis not more than 60 days prior to the Redemption Date by the Property Trustee from the outstanding Preferred Securities not previously called for redemption, by such method as the Property Trustee shall deem fair and appropriate and which may provide for the selection for redemption of portions (equal to $25 or an integral multiple of $25 in excess thereof) of the Liquidation Amount of Preferred Securities of a denomination larger than $25. The Property Trustee shall promptly notify the registrar in writing of the Preferred Securities selected for redemption and, in the case of any Preferred Securities selected for partial redemption, the Liquidation Amount thereof to be redeemed. For all purposes of each Trust Agreement, unless the context otherwise requires, all provisions relating to the redemption of Preferred Securities shall relate, in the case of any Preferred Securities redeemed or to be redeemed only in part, to the portion of the aggregate Liquidation Amount of Preferred Securities which has been or is to be redeemed.

Notice of any redemption will be mailed at least 30 days but not more than 60 days before the Redemption Date to each holder of Preferred Securities to be redeemed at its registered address. Unless the Company defaults in payment of the Redemption Price on the Junior Subordinated Debentures, on and after the Redemption Date interest will cease to accrue on the Junior Subordinated Debentures or portions thereof (and Distributions will cease to accumulate on the Preferred Securities or portions thereof) called for redemption.

POSSIBLE TAX LAW CHANGES

See "Description of Junior Subordinated Debentures -- Redemption".

SUBORDINATION OF COMMON SECURITIES

Payment of Distributions (including Additional Amounts, if applicable) on, and the Redemption Price of, each Issuer's Preferred Securities and Common Securities, as applicable, shall be made pro rata based on the Liquidation Amount of such Preferred Securities and Common Securities; provided, however, that if on any Distribution Date or Redemption Date a Debenture Event of Default shall have occurred and be continuing, no payment of any Distribution (including Additional Amounts, if applicable) on, or Redemption Price of, any of such Issuer's Common Securities, and no other payment on account of the redemption, liquidation or other acquisition of such Common Securities, shall be made unless payment in full in cash of all accumulated and unpaid Distributions (including Additional Amounts, if applicable) on all of such Issuer's outstanding Preferred Securities for all Distribution periods terminating on or prior thereto, or in the case of payment of the Redemption Price the full amount of such Redemption Price on all of such Issuer's outstanding Preferred Securities then called for redemption, shall have been made or provided for, and all funds available to the Property Trustee shall first be applied to the payment in full in cash of all Distributions (including Additional Amounts, if applicable) on, or Redemption Price of, such Issuer's Preferred Securities then due and payable.

In the case of any Event of Default under a Trust Agreement resulting from a Debenture Event of Default, the Company as holder of the applicable Issuer's Common Securities will be deemed to have waived any right to act with respect to any such Event of Default under such Trust Agreement until the effect of all such Events of Default with respect to the applicable Preferred Securities have been cured, waived or otherwise eliminated. Until any such Events of Default under such Trust Agreement have been so cured, waived or otherwise eliminated, the Property Trustee shall act solely on behalf of the holders of such Preferred Securities and not on behalf of the Company as holder of such Issuer's Common Securities, and only the holders of such Preferred Securities will have the right to direct the Property Trustee to act on their behalf.

LIQUIDATION DISTRIBUTION UPON TERMINATION

Pursuant to each Trust Agreement, the applicable Issuer shall automatically dissolve upon expiration of its term and shall be dissolved by the Company on the first to occur of: (i) the occurrence of certain events of bankruptcy, dissolution or liquidation of the Company; (ii) the receipt by the

Property Trustee of written direction from the Company to dissolve such Issuer (which direction is optional and wholly within the discretion of the Company as Depositor); (iii) the redemption of all of such Issuer's Preferred Securities; and (iv) an order for the dissolution of such Issuer shall have been entered by a court of competent jurisdiction.

If an early dissolution occurs as described in clause (i), (ii) or (iv) above, the applicable Issuer shall be liquidated by the Issuer Trustees as expeditiously as the Issuer Trustees determine to be possible by distributing, after satisfaction of liabilities to creditors of such Issuer as provided by applicable law, to the holders of the applicable Trust Securities a Like Amount of the Corresponding Junior Subordinated Debentures, unless such distribution is determined by the Property Trustee not to be practical, in which event such holders will be entitled to receive out of the assets of such Issuer available for distribution to holders, after satisfaction of liabilities to creditors of such Issuer as provided by applicable law, an amount equal to, in the case of holders of Preferred Securities, the aggregate of the Liquidation Amount plus accrued and unpaid Distributions thereon to the date of payment (such amount being the "Liquidation Distribution"). If such Liquidation Distribution can be paid only in part because such Issuer has insufficient assets available to pay in full the aggregate Liquidation Distribution, then the amounts payable directly by such Issuer on its Preferred Securities shall be paid on a pro rata basis. The holder(s) of such Issuer's Common Securities will be entitled to receive distributions upon any such liquidation pro rata with the holders of its Preferred Securities, except that if a Debenture Event of Default has occurred and is continuing, the Preferred Securities shall have a priority over the Common Securities. A supplemental Subordinated Indenture may provide that if an early termination occurs as described in clause (iv) above, the Corresponding Junior Subordinated Debentures may be subject to optional redemption in whole (but not in part).

EVENTS OF DEFAULT; NOTICE

Any one of the following events constitutes an "Event of Default" under each Trust Agreement (an "Event of Default") with respect to the Preferred Securities issued thereunder (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

        (i) the occurrence of a Debenture Event of Default under the Subordinated Indenture (see "Description of Junior Subordinated Debentures -- Debenture Events of Default"); or

        (ii) default by the Property Trustee in the payment of any Distribution when it becomes due and payable, and continuation of such default for a period of 30 days; or

        (iii) default by the Property Trustee in the payment of any Redemption Price of any Trust Security when it becomes due and payable; or

        (iv) default in the performance, or breach, in any material respect, of any covenant or warranty of the Issuer Trustees in such Trust Agreement (other than a covenant or warranty a default in the performance of which or the breach of which is dealt with in clause (ii) or (iii) above), and continuation of such default or breach for a period of 90 days after written notice has been given to the defaulting Issuer Trustee or Trustees by the holders of at least 25% in aggregate Liquidation Amount of the outstanding Preferred Securities, which notice shall specify such default or breach and require it to be remedied and shall state that such notice is a "Notice of Default" under such Trust Agreement; or

        (v) the occurrence of certain events of bankruptcy or insolvency with respect to the Property Trustee and the failure by the Company to appoint a successor Property Trustee within 60 days thereof.

Within five Business Days after the occurrence of any Event of Default actually known to the Property Trustee, the Property Trustee shall transmit notice of such Event of Default to the holders of the applicable Issuer's Preferred Securities, the Administrative Trustees and the Company, as

Depositor, unless such Event of Default shall have been cured or waived. The Company, as Depositor, and the Administrative Trustees are required to file annually with the Property Trustee a certificate as to whether or not they are in compliance with all the conditions and covenants applicable to them under the applicable Trust Agreement.

If a Debenture Event of Default has occurred and is continuing, the Preferred Securities of an Issuer shall have a preference over the Common Securities of such Issuer upon termination of such Issuer as described above. See "-- Liquidation Distribution Upon Termination." The existence of an Event of Default does not entitle the holders of Preferred Securities to accelerate the maturity thereof.

REMOVAL OF ISSUER TRUSTEES

Unless a Debenture Event of Default shall have occurred and be continuing, any Issuer Trustee may be removed at any time by the holder of the Common Securities. If a Debenture Event of Default with respect to any series of Corresponding Junior Subordinated Debentures has occurred and is continuing, the Property Trustee and the Delaware Trustee may be removed at such time by the holders of a majority in Liquidation Amount of the outstanding Preferred Securities of the relevant Issuer. In no event will the holders of the Preferred Securities of an Issuer have the right to vote to appoint, remove or replace the Administrative Trustees, which voting rights are vested exclusively in the Company as the holder of the Common Securities of such Issuer. No resignation or removal of an Issuer Trustee and no appointment of a successor trustee shall be effective until the acceptance of appointment by the successor trustee in accordance with the provisions of the applicable Trust Agreement.

CO-TRUSTEES AND SEPARATE PROPERTY TRUSTEE

Unless an Event of Default with respect to the Preferred Securities of an Issuer shall have occurred and be continuing, at any time or times, for the purpose of meeting the legal requirements of the Trust Indenture Act or of any jurisdiction in which any part of the Trust Property may at the time be located, the Company, as the holder of the Common Securities of such Issuer, and the Administrative Trustees shall have power to appoint one or more persons either to act as a co-trustee, jointly with the Property Trustee, of all or any part of such Trust Property, or to act as separate trustee of any such property, in either case with such powers as may be provided in the instrument of appointment, and to vest in such person or persons in such capacity any property, title, right or power deemed necessary or desirable, subject to the provisions of the applicable Trust Agreement. In case a Debenture Event of Default has occurred and is continuing, the Property Trustee alone shall have power to make such appointment.

MERGER OR CONSOLIDATION OF ISSUER TRUSTEES

Any entity into which the Property Trustee, the Delaware Trustee or any Administrative Trustee that is not a natural person may be merged or converted or with which it may be consolidated, or any entity resulting from any merger, conversion or consolidation to which such Trustee shall be a party, or any entity succeeding to all or substantially all the corporate trust business of such Trustee, shall be the successor of such Trustee under the Trust Agreements, provided such entity shall be otherwise qualified and eligible.

MERGERS, CONSOLIDATIONS, AMALGAMATIONS OR REPLACEMENTS OF THE ISSUERS

An Issuer may not merge with or into, consolidate, amalgamate, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to any corporation or other body, except as described below. An Issuer may, at the request of the Company, with the consent of the Administrative Trustees and without the consent of the holders of its Preferred Securities, merge with or into, consolidate, amalgamate, or be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to a trust organized as such under the laws of any State; provided, that (i) such successor entity either (a) expressly assumes all of the obligations of such Issuer with respect to its Preferred Securities or (b) substitutes for such Preferred Securities other securities having substantially the same terms as such Preferred Securities (the "Successor Securities") so long as the Successor Securities rank the same in priority as such Preferred Securities with respect to distributions and payments upon liquidation, redemption and otherwise, (ii) the Company expressly appoints a trustee of such successor entity possessing the same powers and duties as the Property Trustee as the holder of the related Corresponding Junior Subordinated Debentures, (iii) the Successor Securities are listed, or any Successor Securities will be listed upon notification of issuance, on any national securities exchange or other organization on which such Preferred Securities are then listed, (iv) such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not cause such Preferred Securities (including any Successor Securities) to be downgraded by any nationally recognized statistical rating organization, (v) such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of such Preferred Securities (including any Successor Securities) in any material respect, (vi) such successor entity has a purpose identical to that of such Issuer, (vii) prior to such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease the Company has received an opinion from independent counsel to such Issuer experienced in such matters to the effect that (a) such merger, consolidation, amalgamation, replacement conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of such Preferred Securities (including any Successor Securities) in any material respect, and (b) following such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease neither such Issuer nor such successor entity will be required to register as an investment company under the Investment Company Act and (viii) the Company or any permitted successor or assignee owns all of the Common Securities of such successor entity and guarantees the obligations of such successor entity under the Successor Securities at least to the extent provided by the applicable Guarantee. Notwithstanding the foregoing, an Issuer shall not, except with the consent of holders of 100% in Liquidation Amount of its Preferred Securities, consolidate, amalgamate, merge with or into, or be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to any other entity or permit any other entity to consolidate, amalgamate, merge with or into, or replace it if such consolidation, amalgamation, merger, replacement, conveyance, transfer or lease would cause such Issuer or the successor entity to be classified as other than a grantor trust for U.S. federal income tax purposes.

VOTING RIGHTS; AMENDMENT OF TRUST AGREEMENTS

Except as provided below and under "Description of Guarantees -- Amendments and Assignment" and as otherwise required by law and each Trust Agreement, the holders of the Preferred Securities will have no voting rights.

A Trust Agreement may be amended from time to time by the Company and the Issuer Trustees, without the consent of the holders of the applicable Preferred Securities (i) to cure any ambiguity, correct or supplement any provisions in such Trust Agreement which may be inconsistent with any other provision, or to make any other provisions with respect to matters or questions arising under such Trust Agreement, which shall not be inconsistent with the other provisions of such Trust Agreement, or (ii) to modify, eliminate or add to any provisions of such Trust Agreement to such extent as shall be necessary to ensure that the applicable Issuer will be classified for U.S. federal income tax purposes as a grantor trust at all times that any Trust Securities of such Issuer are outstanding or to ensure that such Issuer will not be required to register as an "investment company" under the Investment Company Act; provided, however, that in the case of clause (i), such action shall not adversely affect in any material respect the interests of any holder of Trust Securities of such Issuer, and any amendments of such Trust Agreement shall become effective when notice thereof is given to the holders of Trust Securities of such Issuer. A Trust Agreement may be amended by the Issuer Trustees and the Company with (i) the consent of holders representing not less than a majority (based upon Liquidation Amounts) of the outstanding Trust Securities of the applicable Issuer and (ii) receipt by the Issuer Trustees of an opinion of counsel to the effect that such amendment or the exercise of any power granted to the Issuer Trustees in accordance with such amendment will not affect the Issuer's status as a grantor trust for U.S. federal income tax purposes or such Issuer's exemption from status of an "investment company" under the Investment Company Act, provided that without the consent of each holder of Trust Securities of such Issuer, such Trust Agreement may not be amended to (i) change the amount or timing of any Distribution on the Trust Securities of such Issuer or otherwise adversely affect the amount of any Distribution required to be made in respect of such Trust Securities as of a specified date or (ii) restrict the right of a holder of Trust Securities to institute suit for the enforcement of any such payment on or after such date.

So long as any Corresponding Junior Subordinated Debentures are held by the Property Trustee, the Issuer Trustees shall not (i) direct the time, method and place of conducting any proceeding for any remedy available to the Debenture Trustee, or executing any trust or power conferred on the Property Trustee with respect to such Corresponding Junior Subordinated Debentures, (ii) waive any past default that is waiveable under Section 5.13 of the Subordinated Indenture,
(iii) exercise any right to rescind or annul a declaration that the principal of all the Junior Subordinated Debentures shall be due and payable or (iv) consent to any amendment, modification or termination of the Subordinated Indenture or such Corresponding Junior Subordinated Debentures, where such consent shall be required, without, in each case, obtaining the prior approval of the holders of a majority in aggregate Liquidation Amount of all outstanding Preferred Securities of the applicable Issuer; provided, however, that where a consent under the Subordinated Indenture would require the consent of each holder of Corresponding Junior Subordinated Debentures affected thereby, no such consent shall be given by the Property Trustee without the prior consent of each holder of the related Preferred Securities. The Issuer Trustees shall not revoke any action previously authorized or approved by a vote of the related Preferred Securities except by subsequent vote of the holders of the Preferred Securities. The Property Trustee shall notify all holders of the related Preferred Securities of any notice of default with respect to the Corresponding Junior Subordinated Debentures. In addition to obtaining the foregoing approvals of the holders of the Preferred Securities, prior to taking any of the foregoing actions, the Issuer Trustees shall obtain an opinion of counsel experienced in such matters to the effect that such action shall not cause the applicable Issuer to fail to be classified as a grantor trust for U.S. federal income tax purposes.

Any required approval of holders of Preferred Securities may be given at a meeting of holders of Preferred Securities convened for such purpose or pursuant to written consent. The Property Trustee will cause a notice of any meeting at which holders of Preferred Securities are entitled to vote, or of any matter upon which action by written consent of such holders is to be taken, to be given to each holder of record of Preferred Securities in the manner set forth in the applicable Trust Agreement.

No vote or consent of the holders of Preferred Securities will be required for an Issuer to redeem and cancel its Preferred Securities in accordance with the applicable Trust Agreement.

Notwithstanding that holders of Preferred Securities are entitled to vote or consent under any of the circumstances described above, any of the Preferred Securities that are owned by the Company, the Issuer Trustees or any affiliate of the Company or any Issuer Trustees, shall, for purposes of such vote or consent, be treated as if they were not outstanding.

GLOBAL PREFERRED SECURITIES

The Preferred Securities of an Issuer may be issued in whole or in part in the form of one or more Global Preferred Securities that will be deposited with, or on behalf of, the Depositary identified in the Prospectus Supplement relating to such Preferred Securities. Unless otherwise indicated in the applicable Prospectus Supplement for such Preferred Securities, the Depositary will be The Depository Trust Company ("DTC"). Global Preferred Securities may be issued only in fully registered form and in either temporary or permanent form. Unless and until it is exchanged in whole or in part for the individual Preferred Securities represented thereby, a Global Preferred Security may not be transferred except as a whole by the Depositary for such Global Preferred Security to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any nominee to a successor Depositary or any nominee of such successor.

While the specific terms of the depositary arrangement with respect to the Preferred Securities of an Issuer (if other than as described under "Book-Entry Issuance") will be described in the Prospectus Supplement relating to such Preferred Securities, the Company anticipates that the following provisions will generally apply to depositary arrangements.

Upon the issuance of a Global Preferred Security, and the deposit of such Global Preferred Security with or on behalf of the applicable Depositary, the Depositary for such Global Preferred Security or its nominee will credit, on its book-entry registration and transfer system, the respective aggregate Liquidation Amounts of the individual Preferred Securities represented by such Global Preferred Securities to the accounts of Participants. Such accounts shall be designated by the dealers, underwriters or agents with respect to such Preferred Securities or by the Company if such Preferred Securities are offered and sold directly by the Company. Ownership of beneficial interests in a Global Preferred Security will be limited to Participants or persons that may hold interests through Participants. Ownership of beneficial interests in such Global Preferred Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the applicable Depositary or its nominee (with respect to interests of Participants) and the records of Participants (with respect to interests of persons who hold through Participants). The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Preferred Security.

So long as the Depositary for a Global Preferred Security, or its nominee, is the registered owner of such Global Preferred Security, such Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Preferred Securities represented by such Global Preferred Security for all purposes under the applicable Trust Agreement. Except as provided below, owners of beneficial interests in a Global Preferred Security will not be entitled to have any of the individual Preferred Securities represented by such Global Preferred Security registered in their names, will not receive or be entitled to receive physical delivery of any such Preferred Securities in definitive form and will not be considered the owners or holders thereof under the applicable Trust Agreement.

Payments of Liquidation Amount, premium or Distributions in respect of individual Preferred Securities represented by a Global Preferred Security registered in the name of a Depositary or its nominee will be made to such Depositary or its nominee, as the case may be, as the registered owner of the Global Preferred Security representing such Preferred Securities. None of the Company, the Property Trustee, any paying agent or the registrar for such Preferred Securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of the Global Preferred Security representing such Preferred Securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

The Company expects that the Depositary for the Preferred Securities of an Issuer, or its nominee, upon receipt of any payment of Liquidation Amount, premium or Distributions in respect of a Global Preferred Security representing any of such Preferred Securities, immediately will credit Participants' accounts with payments in amounts proportionate to their respective beneficial interest in the aggregate Liquidation Amount of such Global Preferred Security for such Preferred Securities as shown on the records of such Depositary or its nominee. The Company also expects that payments by Participants to owners of beneficial interests in such Global Preferred Security held through such Participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name". Such payments will be the responsibility of such Participants.

Unless otherwise specified in the applicable Prospectus Supplement, if a Depositary for the Preferred Securities of an Issuer is at any time unwilling, unable or ineligible to continue as a depositary and a successor depositary is not appointed by the Company within 90 days, the applicable Issuer will issue individual Preferred Securities of such Issuer in exchange for the Global Preferred Security representing such Preferred Securities. In addition, the Company may at any time and in its sole discretion, subject to any limitations described in the Prospectus Supplement relating to such Preferred Securities, determine not to have any Preferred Securities of an Issuer represented by one or more Global Preferred Securities and, in such event, the applicable Issuer will issue individual Preferred Securities in exchange for the Global Preferred Security or Securities representing such Preferred Securities. Further, if the Company so specifies with respect to the Preferred Securities of an Issuer, an owner of a beneficial interest in a Global Preferred Security representing such Preferred Securities may, on terms acceptable to the Company, the Property Trustee and the Depositary for such Global Preferred Security, receive individual Preferred Securities in exchange for such beneficial interests, subject to any limitations described in the Prospectus Supplement relating to such Preferred Securities. In any such instance, an owner of a beneficial interest in a Global Preferred Security will be entitled to physical delivery of individual Preferred Securities represented by such Global Preferred Security equal in Liquidation Amount to such beneficial interest and to have such Preferred Securities registered in its name. Individual Preferred Securities so issued will be issued in denominations, unless otherwise specified by the Company, of $25 and integral multiples thereof.

PAYMENT AND PAYING AGENCY

Payments in respect of the Preferred Securities shall be made to the applicable Depositary, which shall credit the relevant accounts at such Depositary on the applicable Distribution Dates or, if any Issuer's Preferred Securities are not held by a Depositary, such payments shall be made by check mailed to the address of the holder entitled thereto as such address shall appear on the Register. Unless otherwise specified in the applicable Prospectus Supplement, the paying agent for the Preferred Securities shall initially be the Property Trustee and any co-paying agent chosen by the Property Trustee and acceptable to the Administrative Trustees and the Company. The paying agent shall be permitted to resign as paying agent upon 30 days' written notice to the Property Trustees and the Company. In the event that the Property Trustee shall no longer be the paying agent, the Administrative Trustees shall appoint a successor to act as paying agent (which shall be a bank or trust company acceptable to the Administrative Trustees and the Company).

REGISTRAR AND TRANSFER AGENT

Unless otherwise specified in the applicable Prospectus Supplement, the Property Trustee will act as registrar and transfer agent for the Preferred Securities.

Registration of transfers of Preferred Securities will be effected without charge by or on behalf of each Issuer, but upon payment of any tax or other governmental charges that may be imposed in connection with any transfer or exchange. The Issuers will not be required to register or cause to be registered the transfer of their Preferred Securities after such Preferred Securities have been called for redemption.

INFORMATION CONCERNING THE PROPERTY TRUSTEE

The Property Trustee, other than during the occurrence and continuance of an Event of Default, undertakes to perform only such duties as are specifically set forth in the Trust Agreements and, after such Event of Default, must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the Property Trustee is under no obligation to exercise any of the powers vested in it by the Trust Agreements at the request of any holder of Preferred Securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby. If no Event of Default has occurred and is continuing and the Property Trustee is required to decide between alternative causes of action, construe ambiguous provisions in a Trust Agreement or is unsure of the application of any provision of a Trust Agreement, and the matter is not one on which holders of Preferred Securities are entitled under such Trust Agreement to vote, then the Property Trustee shall take such action as is directed by the Company and if not so directed, shall take such action as it deems advisable and in the best interests of the holders of the applicable Trust Securities and will have no liability except for its own bad faith, negligence or willful misconduct.

MISCELLANEOUS

The Administrative Trustees are authorized and directed to conduct the affairs of and to operate the Issuers in such a way that no Issuer will be deemed to be an "investment company" required to be registered under the Investment Company Act or fail to be classified as a grantor trust for U.S. federal income tax purposes and so that the Corresponding Junior Subordinated Debentures will be treated as indebtedness of the Company for U.S. federal income tax purposes. In this connection, the Company and the Administrative Trustees are authorized to take any action, not inconsistent with applicable law, the certificate of trust of either Issuer or either Trust Agreement, that the Company and the Administrative Trustees determine in their discretion to be necessary or desirable for such purposes, as long as such action does not materially adversely affect the interests of the holders of the related Preferred Securities.

Holders of the Preferred Securities have no preemptive or similar rights.

Neither Issuer may borrow money or issue debt or mortgage or pledge any of its assets.

                           DESCRIPTION OF GUARANTEES

A Guarantee will be executed and delivered by the Company concurrently with the issuance by the applicable Issuer of its Preferred Securities for the benefit of the holders from time to time of such Preferred Securities. Wilmington Trust Company will act as indenture trustee ("Guarantee Trustee") under each Guarantee for the purposes of compliance with the Trust Indenture Act and each Guarantee will be qualified as an indenture under the Trust Indenture Act. This summary of certain provisions of the Guarantees does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of the applicable Guarantee Agreement, including the definitions therein of certain terms, and the Trust Indenture Act. The form of Guarantee has been filed as an exhibit to the Registration Statement of which this Prospectus forms a part. References in this summary to Preferred Securities means that Issuer's Preferred Securities to which a Guarantee relates. The Guarantee Trustee will hold each Guarantee for the benefit of the holders of the related Issuer's Preferred Securities.

GENERAL

The Company will irrevocably agree to pay in full on a subordinated basis, to the extent set forth herein, the Guarantee Payments (as defined below) to the holders of the Preferred Securities, as and when due, regardless of any defense, right of set-off or counterclaim that the applicable Issuer may have or assert other than the defense of payment. The following payments with respect to the

Preferred Securities, to the extent not paid by or on behalf of the related Issuer (the "Guarantee Payments"), will be subject to the applicable Guarantee:
(i) any accumulated and unpaid Distributions required to be paid on such Preferred Securities, to the extent that the applicable Issuer has funds on hand available therefor, (ii) the Redemption Price with respect to any Preferred Securities called for redemption to the extent that the applicable Issuer has funds on hand available therefor, or (iii) upon a voluntary or involuntary dissolution, winding up or liquidation of such Issuer (unless the Corresponding Junior Subordinated Debentures are distributed to holders of such Preferred Securities), the lesser of (a) the Liquidation Distribution and (b) the amount of assets of such Issuer remaining available for distribution to holders of Preferred Securities. The Company's obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by the Company to the holders of the applicable Preferred Securities or by causing the applicable Issuer to pay such amounts to such holders.

Each Guarantee will be an irrevocable guarantee on a subordinated basis of the related Issuer's obligations under the Preferred Securities, but will apply only to the extent that such Issuer has funds sufficient to make such payments, and is not a guarantee of collection.

If the Company does not make interest payments on the Corresponding Junior Subordinated Debentures held by an Issuer, it is expected that such Issuer will not pay Distributions on the Preferred Securities and will not have funds legally available therefor. Each Guarantee will rank subordinate and junior in right of payment to all Senior Debt. See "-- Status of the Guarantees". Except as otherwise provided in the applicable Prospectus Supplement, the Guarantees do not limit the incurrence or issuance of other secured or unsecured debt of the Company, including Senior Debt, whether under the Subordinated Indenture, any other indenture that the Company may enter into in the future or otherwise. See the Prospectus Supplement relating to any offering of Preferred Securities.

Through the related Guarantee, the applicable Trust Agreement, the Junior Subordinated Debentures, the Subordinated Indenture and the related Expense Agreement, taken together, the Company has, in effect, fully, irrevocably and unconditionally guaranteed all of the applicable Issuer's obligations under the Preferred Securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes such guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of the applicable Issuer's obligations under the Preferred Securities. See "Relationship Among the Preferred Securities, the Junior Subordinated Debentures and the Guarantees".

STATUS OF THE GUARANTEES

Each Guarantee will constitute an unsecured obligation of the Company that will rank (i) subordinate and junior in right of payment to all liabilities of the Company, including all Senior Debt and the Junior Subordinated Debentures, and
(ii) pari passu (i.e. on a parity) with the other Guarantee, with the guarantee by the Company of certain payments required to be made in respect of the Convertible Subordinated Debentures, with the most senior preferred or preference stock now or hereafter issued by the Company and with any guarantee now or hereafter entered into by the Company in respect of any preferred or preference stock of any affiliate of the Company and (iii) senior to Common Stock and any other class or series of capital stock issued by the Company or any of its affiliates which by its express terms ranks junior to such Guarantee in the payment of dividends and amounts on liquidation, dissolution, and winding-up. On the bankruptcy, liquidation or winding-up of the Company, its obligations under each Guarantee will rank junior to all its other liabilities and, therefore, funds may not be available for payment under the Guarantees.

Each Guarantee will constitute a guarantee of payment and not of collection (i.e., the guaranteed party may institute a legal proceeding directly against the Company to enforce its rights under the applicable Guarantee without first instituting a legal proceeding against any other person or entity).

Each Guarantee will be held for the benefit of the holders of the related Preferred Securities. Each Guarantee will not be discharged except by payment of the Guarantee Payments in full to the extent not paid by the applicable Issuer or upon distribution to the holders of the Preferred Securities of the Corresponding Junior Subordinated Debentures. Neither of the Guarantees places a limitation on the amount of additional Senior Debt that may be incurred by the Company. The Company expects from time to time to incur additional indebtedness constituting Senior Debt.

AMENDMENTS AND ASSIGNMENT

Except with respect to any changes which do not materially adversely affect the rights of holders of the related Preferred Securities (in which case no vote will be required), neither Guarantee may be amended without the prior approval of the holders of not less than a majority of the aggregate Liquidation Amount of the related Preferred Securities then outstanding. The manner of obtaining any such approval will be as set forth under "Description of Preferred Securities -- Voting Rights; Amendment of Trust Agreements". All guarantees and agreements contained in each Guarantee shall bind the successors, assigns, receivers, trustees and representatives of the Company and shall inure to the benefit of the holders of the related Preferred Securities then outstanding.

EVENTS OF DEFAULT

An event of default under a Guarantee will occur upon the failure of the Company to perform any of its payment or other obligations thereunder. The holders of not less than a majority in aggregate Liquidation Amount of the related Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee in respect of such Guarantee or to direct the exercise of any trust or power conferred upon the Guarantee Trustee under such Guarantee.

Any holder of Preferred Securities may institute a legal proceeding directly against the Company to enforce its rights under such Guarantee without first instituting a legal proceeding against the Issuer, the Guarantee Trustee or any other person or entity.

The Company, as guarantor, is required to file annually with the Guarantee Trustee a certificate as to whether or not the Company is in compliance with all the conditions and covenants applicable to it under each Guarantee.

INFORMATION CONCERNING THE GUARANTEE TRUSTEE

The Guarantee Trustee, other than during the occurrence and continuance of a default by the Company in performance of a Guarantee, undertakes to perform only such duties as are specifically set forth in the applicable Guarantee and, after default with respect to a Guarantee, must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the Guarantee Trustee is under no obligation to exercise any of the powers vested in it by a Guarantee at the request of any holder of the related Preferred Securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby.

TERMINATION OF THE GUARANTEES

A Guarantee will terminate and be of no further force and effect upon full payment of the Redemption Price of the related Preferred Securities, upon full payment of the amounts payable upon liquidation of the related Issuer or upon distribution of Corresponding Junior Subordinated Debentures to the holders of the related Preferred Securities. A Guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of the related Preferred Securities must restore payment of any sums paid under such Preferred Securities or such Guarantee.

GOVERNING LAW

Each Guarantee will be governed by and construed in accordance with the laws of the State of New York.

THE EXPENSE AGREEMENTS

Pursuant to the Expense Agreement entered into by the Company under each Trust Agreement (each, an "Expense Agreement"), the Company will irrevocably and unconditionally guarantee to each person or entity to whom the applicable Issuer becomes indebted or liable, the full payment of any costs, expenses or liabilities of such Issuer, other than obligations of such Issuer to pay to the holders of any Preferred Securities or other similar interests in such Issuer the amounts due such holders pursuant to the terms of the Preferred Securities or such other similar interests, as the case may be.

                  RELATIONSHIP AMONG THE PREFERRED SECURITIES,
      THE CORRESPONDING JUNIOR SUBORDINATED DEBENTURES AND THE GUARANTEES

As long as payments of interest and other payments are made when due on each series of Corresponding Junior Subordinated Debentures, such payments will be sufficient to cover Distributions and other payments due on the corresponding Preferred Securities, primarily because (i) the aggregate principal amount of each series of Corresponding Junior Subordinated Debentures will be equal to the sum of the aggregate stated Liquidation Amount of the corresponding Preferred Securities and corresponding Common Securities; (ii) the interest rate and interest and other payment dates on each series of Corresponding Junior Subordinated Debentures will match the Distribution rate and Distribution and other payment dates for the corresponding Preferred Securities; (iii) the Company shall pay all and any costs, expenses and liabilities of the applicable Issuer except such Issuer's obligations to holders of its Preferred Securities under such Preferred Securities; and (iv) each Trust Agreement further provides that the applicable Issuer will not engage in any activity that is not consistent with the limited purposes of such Issuer.

Payments of Distributions and other amounts due on the Preferred Securities (to the extent the applicable Issuer has funds available for the payment of such Distributions) are irrevocably guaranteed by the Company as and to the extent set forth under "Description of Guarantees". Taken together, the Company's obligations under a series of Junior Subordinated Debentures, the Subordinated Indenture, the related Trust Agreement, the related Expense Agreement and the related Guarantee have the effect of providing a full, irrevocable and unconditional guarantee of payments of Distributions and other amounts due on the related Preferred Securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes such guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of the applicable Issuer's obligations under the related Preferred Securities. If and to the extent that the Company does not make payments on any series of Corresponding Junior Subordinated Debentures, the applicable Issuer will not pay Distributions or other amounts due on its Preferred Securities. The Guarantees do not cover payment of Distributions when the related Issuer does not have sufficient funds to pay such Distributions. In such event, the remedy of a holder of a series of Preferred Securities is to institute a legal proceeding directly against the Company for enforcement of payment of such Distributions to such holder.

Notwithstanding anything to the contrary in the Subordinated Indenture, the Company has the right to set-off any payment it is otherwise required to make thereunder with and to the extent the Company has theretofore made, or is concurrently on the date of such payment making, a payment under the related Guarantee.

A holder of any related Preferred Security may institute a legal proceeding directly against the Company to enforce its rights under the related Guarantee without first instituting a legal proceeding against the Guarantee Trustee, the related Issuer or any other person or entity.

Each Issuer's Preferred Securities evidence preferred undivided beneficial interests in the assets of such Issuer, and each Issuer exists for the sole purpose of issuing its Preferred Securities and Common Securities and investing the proceeds thereof in Corresponding Junior Subordinated Debentures. A principal difference between the rights of a holder of a Preferred Security and a holder of a Corresponding Junior Subordinated Debenture is that a holder of a Corresponding Junior Subordinated Debenture will accrue, and (subject to the permissible extension of the interest period) is entitled to receive, interest on the principal amount of Corresponding Junior Subordinated Debentures held, while a holder of Preferred Securities is only entitled to receive Distributions if and to the extent the applicable Issuer has funds available for the payment of such Distributions.

Upon any voluntary or involuntary dissolution of an Issuer involving the liquidation of the Corresponding Junior Subordinated Debentures, the holders of Preferred Securities of such Issuer will be entitled to receive, out of assets held by such Issuer, the Liquidation Distribution in cash. See "Description of Preferred Securities -- Liquidation Distribution Upon Termination". Upon any voluntary or involuntary liquidation or bankruptcy of the Company, the Property Trustee, as holder of the Corresponding Junior Subordinated Debentures, would be a subordinated creditor of the Company, subordinated in right of payment to all Senior Debt, but entitled to receive payment in full of principal and interest, before any stockholders of the Company receive payments or distributions. Since the Company is the guarantor under each Guarantee and has agreed to pay for all costs, expenses and liabilities of each Issuer (other than such Issuer's obligations to the holders of its Preferred Securities), the positions of a holder of such Preferred Securities and a holder of such Corresponding Junior Subordinated Debentures relative to other creditors and to stockholders of the Company in the event of liquidation or bankruptcy of the Company would be substantially the same.

A default or event of default under any Senior Debt would not constitute a default or Debenture Event of Default under the Subordinated Indenture. However, in the event of payment defaults under, or acceleration of, Senior Debt, the subordination provisions of the Subordinated Indenture provide that no payments may be made in respect of the Corresponding Junior Subordinated Debentures until such Senior Debt has been paid in full or any payment default thereunder has been cured or waived. Failure to make required payments on any series of Corresponding Junior Subordinated Debentures would constitute a Debenture Event of Default under the Subordinated Indenture.

                         DESCRIPTION OF DEBT SECURITIES

The Debt Securities are to be issued under an Indenture (as amended or supplemented from time to time, the "Indenture") between the Company and The Bank of New York, as Trustee (the "Trustee"), a copy of which is filed as an exhibit to the Registration Statement. The statements herein relating to the Debt Securities and the following summaries of certain provisions of the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Indenture, including the definitions therein of certain terms, and the Trust Indenture Act. Wherever particular sections or defined terms of the Indenture are referred to in this Section or in a Prospectus Supplement, such sections or defined terms are incorporated herein or therein by reference.

The following sets forth certain general terms and provisions of the Debt Securities offered hereby. The particular terms of the Debt Securities offered by any Prospectus Supplement (the "Offered Debt Securities") will be described in the Prospectus Supplement relating to such Offered Debt Securities (the "Applicable Prospectus Supplement").

CERTAIN DEFINITIONS

"Attributable Debt" will be defined to mean the total net amount of rent (discounted at the rate of 12% per annum compounded semiannually) required to be paid under a lease during the remaining term of such lease.

"Consolidated Net Tangible Assets" will be defined as the aggregate amount of assets after deducting therefrom (a) all current liabilities (excluding any thereof constituting Funded Debt by reason of being renewable or extendable) and
(b) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, all as set forth on the most recent balance sheet of the Company and its consolidated subsidiaries and computed in accordance with generally accepted accounting principles.

"Debt" will be defined as notes, bonds, debentures or other similar evidences of indebtedness for money borrowed.

"Funded Debt" will be defined as all indebtedness for money borrowed, or evidenced by a bond, debenture, note or similar instrument or agreement whether or not for money borrowed, having a maturity of more than 12 months from the date as of which the amount thereof is to be determined or having a maturity of less than 12 months but by its terms being renewable or extendable beyond 12 months from such date at the option of the borrower.

"Mortgage" will be defined as any pledge, mortgage or other lien.

"Principal Property" will be defined as any facility (together with the land upon which it is erected and fixtures comprising a part thereof) used primarily for manufacturing, processing or warehousing, located in the United States, and having a gross book value as of the date of determination thereof in excess of 1% of Consolidated Net Tangible Assets, other than any such facility or portion thereof (i) which is financed by means of industrial revenue bonds or (ii) which, in the opinion of the Board of Directors of the Company, is not of material importance to the total business conducted by the Company and its Subsidiaries as an entirety.

"Restricted Subsidiary" will be defined as a Subsidiary of the Company which owns any Principal Property.

"Subsidiary" will be defined as a corporation at least a majority of the outstanding voting stock of which is owned, directly or indirectly, by the Company and/or one or more Subsidiaries of the Company.

GENERAL

The Indenture does not limit the amount of Debt Securities that may be issued thereunder and Debt Securities may be issued thereunder from time to time in one or more series. The Debt Securities will be unsecured and unsubordinated obligations of the Company and will rank equally and ratably with other unsecured and unsubordinated obligations of the Company.

Unless otherwise indicated in the Applicable Prospectus Supplement, principal of, premium, if any, and interest on the Debt Securities will be payable, and the transfer of Debt Securities will be registrable, at the office or agency to be maintained by the Company in The City of New York and at any other office or agency maintained by the Company for such purpose. (Sections 301, 305 and 1002) The Debt Securities will be issued only in fully registered form without coupons and, unless otherwise indicated in the Applicable Prospectus Supplement, in denominations of $1,000 or integral multiples thereof. (Section 302) No service charge will be made for any registration of transfer or exchange of the Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge imposed in connection therewith. (Section 305)

The Applicable Prospectus Supplement will describe the terms of the Offered Debt Securities, including: (1) the title of the Offered Debt Securities; (2) any limit on the aggregate principal amount of the Offered Debt Securities; (3) the person or entity to whom any interest on the Offered Debt Securities shall be payable, if other than the person or entity in whose name that Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, (4) the date or dates on which the principal of and premium, if any, on the Offered Debt Securities is payable or the method of determination thereof; (5) the rate or rates at which the Offered Debt Securities shall bear interest, if any, the date or dates from which any such interest shall accrue or the method by which such date or dates shall be determined, the Interest Payment Dates on which any such interest shall be payable and the Regular Record Date for interest payable on any Interest Payment Date; (6) the place or places where the principal of, premium, if any, and interest on the Offered Debt Securities shall be payable; (7) the period or periods within which, the price or prices at which, the currency or currencies (including currency units) in which and the other terms and conditions upon which the Offered Debt Securities may be redeemed, in whole or in part, at the option of the Company, (8) the obligation, if any, of the Company to redeem or purchase the Offered Debt Securities pursuant to any sinking fund or analogous provisions or at the option of a holder thereof and the period or periods within which, the price or prices at which and the other terms and conditions upon which the Offered Debt Securities shall be redeemed or purchased, in whole or in part, pursuant to such obligation; (9) if other than denominations of $1,000 and any integral multiple thereof, the denominations in which the Offered Debt Securities shall be issuable; (10) the currency, currencies or currency units in which payment of the principal of and any premium and interest on any Offered Debt Securities shall be payable if other than the currency of the United States of America; (11) if the amount of payments of principal of or any premium or interest on any Offered Debt Securities may be determined with reference to an index, formula or other method, the index, formula or other method by which such amounts shall be determined; (12) if the principal of or any premium or interest on any Offered Debt Securities is to be payable, at the election of the Company or a holder thereof, in one or more currencies or currency units other than that or those in which the Debt Securities are stated to be payable, the currency, currencies or currency units in which payment of the principal of and any premium and interest on the Offered Debt Securities as to which such election is made shall be payable, and the periods within which and the other terms and conditions upon which such election is to be made; (13) if other than the principal amount thereof, the portion of the principal amount of the Offered Debt Securities which shall be payable upon declaration of acceleration of the maturity thereof or the method by which such portion may be determined; (14) the applicability of the provisions described under "-- Defeasance of Offered Debt Securities or Certain Covenants in Certain Circumstances"; (15) if the Offered Debt Securities will be issuable only in the form of a Book Entry Security as described under "-- Book Entry Debt Securities", the Depositary or its nominee with respect to the Offered Debt Securities and the circumstances under which the Book Entry Security may be registered for transfer or exchange or authenticated and delivered in the name of a person or entity other than the Depositary or its nominee; and (16) any other terms of the Offered Debt Securities. (Section 301)

Debt Securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates. Material U.S. federal income tax consequences and special considerations applicable to any such Debt Securities will be described in the Applicable Prospectus Supplement.

If the purchase price of any of the Debt Securities is payable in one or more foreign currencies or currency units, if any Debt Securities are denominated in one or more foreign currencies or currency units or if the principal of, premium, if any, or interest, if any, on any Debt Securities is payable in one or more foreign currencies or currency units, the restrictions, elections, material U.S. federal income tax considerations and other information with respect to such issue of Debt Securities and such foreign currency or currency units will be set forth in the Applicable Prospectus Supplement.

If any index is used to determine the amount of payments of principal of, premium, if any, or interest, if any, on any series of Debt Securities, material U.S. federal income tax, accounting and other considerations applicable thereto will be described in the Applicable Prospectus Supplement.

BOOK ENTRY DEBT SECURITIES

The following description of Book Entry Securities will apply to any series of Debt Securities except as otherwise provided in the Prospectus Supplement relating thereto.

The Debt Securities of a series may be issued in the form of one or more Book Entry Securities that will be deposited with or on behalf of a Depositary, which will be a clearing agent registered under the Exchange Act. Book Entry Securities will be registered in the name of the Depositary or a nominee of the Depositary, will be deposited with such Depositary or nominee or a custodian therefor and will bear a legend regarding the restrictions on exchanges and registration of transfer thereof and any such other matters as may be provided for pursuant to the Indenture. Unless and until it is exchanged in whole or in part for Debt Securities in definitive certificated form, a Book Entry Security may not be transferred or exchanged except as a whole by the Depositary for such Book Entry Security to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any such nominee to a successor Depositary for such series or a nominee of such successor Depositary, or except in the circumstances described in the Applicable Prospectus Supplement. (Section 305)

Upon the issuance of any Book Entry Security, and the deposit of such Book Entry Security with or on behalf of the Depositary for such Book Entry Security, the Depositary will credit on its book-entry registration and transfer system the respective principal amounts of the Debt Securities represented by such Book Entry Security to the accounts of institutions ("Participants") that have accounts with the Depositary. The accounts to be credited will be designated by the underwriters or agents engaging in the distribution of such Debt Securities or by the Company, if such Debt Securities are offered and sold directly by the Company. Ownership of beneficial interests in a Book Entry Security will be limited to Participants or persons that may hold interests through Participants. Ownership of beneficial interests in a Book Entry Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depositary for such Book Entry Security or by its nominee. Ownership of beneficial interests in such Book Entry Security by persons who hold through Participants will be shown on, and the transfer of such beneficial interests within such Participants will be effected only through, records maintained by such Participants. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to transfer beneficial interests in such a Book Entry Security.

So long as the Depositary for a Book Entry Security, or its nominee, is the owner of such Book Entry Security, such Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Debt Security represented by such Book Entry Security for all purposes under the Indenture. Accordingly, each person owning a beneficial interest in such Book Entry Security must rely on the procedures of the Depositary and, if such person is not a Participant, on the procedures of the Participant through which such person owns its interest, to exercise any rights of a holder under such Indenture. The Company understands that under existing industry practices, if it requests any action of holders or if an owner of a beneficial interest in a Book Entry Security desires to give or take any instruction or action which a holder is entitled to give or take under the Indenture, the Depositary would authorize the Participants holding the relevant beneficial interests to give or take such instruction or action, and such Participants would authorize beneficial owners owning through such Participants to give or take such instruction or action or would otherwise act upon the instructions of beneficial owners holding through them.

Unless otherwise specified in the Applicable Prospectus Supplement, payments with respect to principal, premium, if any, and interest, if any, on the Debt Securities represented by a Book Entry

Security registered in the name of the Depositary or its nominee will be made to such Depositary or its nominee, as the case may be, as the registered owner of such Book Entry Security. The Company expects that the Depositary for any Debt Securities represented by a Book Entry Security, upon receipt of any payment of principal or interest in respect of such Book Entry Security, will credit immediately Participants' accounts with payments in amounts proportionate to their respective beneficial interests in the Book Entry Security as shown on the records of the Depositary. The Company also expects that payments by Participants to owners of beneficial interests in such Book Entry Security held through such Participants will be governed by standing instructions and customary practices, as is now the case with securities in bearer form held for the accounts of customers or registered in "street name", and will be the responsibility of such Participants. None of the Company, the Trustee or any agent of the Company or the Trustee shall have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in any Book Entry Security, or for maintaining, supervising or reviewing any records relating to such beneficial interests.

A Book Entry Security shall be exchangeable for Debt Securities in certificated registered form, of like tenor and of an equal aggregate principal amount, only if (a) the Depositary notifies the Company that it is unwilling or unable to continue as Depositary for such Book Entry Security or if at any time the Depositary ceases to be a clearing agency registered under the Exchange Act, (b) the Company in its sole discretion determines that such Book Entry Security shall be exchangeable for Debt Securities in certificated registered form or (c) there shall have occurred and be continuing an Event of Default with respect to the Debt Securities. Any Book Entry Security that is exchangeable pursuant to the preceding sentence shall be exchangeable for Debt Securities registered in the name or names of such person or persons as the Depositary shall instruct the Trustee. It is expected that such instructions may be based upon directions received by the Depositary from its participants with respect to ownership of beneficial interests in such Book Entry Security.

CERTAIN COVENANTS OF THE COMPANY

  Restrictions on Secured Debt

If subsequent to the date of the initial issuance of the Debt Securities of any series, the Company or any Subsidiary shall incur, issue, assume or guarantee any Debt secured by a Mortgage on any Principal Property owned by the Company or any Restricted Subsidiary or on any shares of stock or Debt of any Restricted Subsidiary, the Company will secure, or cause such Subsidiary to secure, such Debt Securities equally and ratably with (or prior to) such secured Debt, unless after giving effect thereto the aggregate amount of all such Debt so secured together with all Attributable Debt in respect of sale and leaseback transactions involving Principal Properties owned by the Company or a Restricted Subsidiary and otherwise prohibited by the Indenture would not exceed 10% of the Consolidated Net Tangible Assets. This restriction will not apply to, and therefore the following shall be excluded in computing secured Debt for the purpose of such restriction: Debt secured by (a) Mortgages on property of, or on any shares of stock or Debt of, any corporation existing at the time such corporation becomes a Restricted Subsidiary, (b) Mortgages in favor of the Company or any Restricted Subsidiary, (c) Mortgages in favor of the United States of America, or any agency, department or other instrumentality thereof, to secure progress, advance or other payments pursuant to any contract or provision of any statute, (d) Mortgages on property, shares of stock or Debt existing at the time of acquisition thereof (including acquisition through merger or consolidation) and purchase money Mortgages and construction cost Mortgages (including those incurred within 120 days following the purchase or completion of the property in question) and (e) any extension, renewal or replacement of any Mortgage referred to in the foregoing clauses (a) through (d) inclusive. The Indenture will not restrict the incurring of unsecured Debt by the Company or its Subsidiaries.

  Restrictions on Sales and Leasebacks

Neither the Company nor any Restricted Subsidiary may enter into any sale and leaseback transaction involving any Principal Property owned by the Company or any Restricted Subsidiary, the acquisition of which, or completion of construction and commencement of full operation of which, has occurred more than 120 days prior to such sale and leaseback transaction, unless (a) the Company or such Restricted Subsidiary could create Debt secured by a Mortgage on such property in accordance with the immediately preceding paragraph in an amount equal to the Attributable Debt with respect to the sale and leaseback transaction without equally and ratably securing the Outstanding Debt Securities or (b) the Company, within 120 days after the sale or transfer of such property, applies to the retirement of its Funded Debt an amount equal to the greater of
(i) the net proceeds of the sale of the Principal Property sold and leased back pursuant to such arrangement or (ii) the fair market value of the Principal Property so sold and leased back, subject to credits for certain voluntary retirements of Funded Debt. This restriction will not apply to any sale and leaseback transaction (a) between the Company and a Restricted Subsidiary or between Restricted Subsidiaries or (b) involving a lease for a period of three years or less.

Unless otherwise indicated in the Applicable Prospectus Supplement, the Indenture does not contain covenants specifically designed to protect holders of Debt Securities in the event of a highly leveraged transaction, restructuring, change in control, merger or similar transaction involving the Company that may adversely affect holders of Debt Securities.

EVENTS OF DEFAULT

Any one of the following events will constitute an Event of Default under the Indenture with respect to Debt Securities of any series: (a) failure to pay any interest on any Debt Security of that series when due, continued for 30 days;
(b) failure to pay principal of or any premium on any Debt Security of that series when due; (c) failure to deposit any sinking fund payment, when due, in respect of any Debt Security of that series; (d) failure to perform, or breach of, any covenant or warranty of the Company in the Indenture with respect to Debt Securities of that series continued for 60 days after written notice as provided in the Indenture; (e) certain events of bankruptcy, insolvency or reorganization of the Company; or (f) any other Event of Default provided with respect to Debt Securities of that series. (Section 501)

If any Event of Default with respect to the Debt Securities of any series at the time outstanding occurs and is continuing, either the Trustee or the holders of at least 25% in aggregate principal amount of the Outstanding Debt Securities of that series may declare the principal amount (or, if the Debt Securities of that series are Original Issue Discount Securities, such portion of the principal amount as may be specified in the terms thereof) of all the Debt Securities of that series to be due and payable immediately. At any time after a declaration of acceleration with respect to Debt Securities of any series has been made, but before a judgment or decree based on acceleration has been obtained, the holders of a majority in aggregate principal amount of Outstanding Debt Securities of that series may, under certain circumstances, rescind and annul such acceleration. (Section 502)

Reference is made to the Applicable Prospectus Supplement relating to any series of Offered Debt Securities that are Original Issue Discount Securities for the particular provisions relating to acceleration of the Stated Maturity of a portion of the principal amount of such series of Original Issue Discount Debt Securities upon the occurrence of an Event of Default and the continuation thereof.

The Indenture provides that, subject to the duty of the Trustee during default to act with the required standard of care, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders of Debt Securities, unless such holders shall have offered to the Trustee reasonable indemnity. (Section 603) Subject to such provisions for the indemnification of the Trustee and to certain other conditions, the holders of a majority in aggregate principal amount of the Outstanding Debt Securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the Debt Securities of that series. (Section 512)

No holder of any series of Debt Securities will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless such holder shall have previously given to the Trustee written notice of a continuing Event of Default and unless the holders of at least 25% in principal amount of the Outstanding Debt Securities of that series shall have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as trustee, and the Trustee shall not have received from the holders of a majority in aggregate principal amount of the Outstanding Debt Securities of that series a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. (Section 507) However, such limitations do not apply to a suit instituted by a holder of a Debt Security for enforcement of payment of the principal of and premium, if any, or interest on such Debt Security on or after the respective due dates expressed in such Debt Security. (Section 508)

The Company is required to furnish to the Trustee annually a statement as to the performance by the Company of certain of its obligations under the Indenture and as to any default in such performance. (Section 1004)

MODIFICATION AND WAIVER

Modifications and amendments of the Indenture may be made by the Company and the Trustee without the consent of the holders of any of the Debt Securities in order (i) to evidence the succession of another entity to the Company and the assumption of the covenants and obligations of the Company under the Debt Securities and the Indenture by such successor to the Company; (ii) to add to the covenants of the Company for the benefit of the holders of all or any series of Debt Securities or surrender any right or power conferred on the Company by the Indenture; (iii) to add additional Events of Default with respect to any series of Debt Securities; (iv) to add to or change any provisions to such extent as necessary to facilitate the issuance of Debt Securities in bearer form or to facilitate the issuance of Book Entry Securities; (v) to add to, change or eliminate any provision affecting only Debt Securities not yet issued; (vi) to secure the Debt Securities; (vii) to establish the form or terms of Debt Securities of any series; (viii) to evidence and provide for successor Trustees or to add or change any provisions to such extent as necessary to provide for or facilitate the appointment of a separate Trustee or Trustees for specific series of Debt Securities; (ix) to permit payment in respect of Debt Securities in bearer form in the United States to the extent allowed by law; (x) to cure any ambiguity, to correct or supplement any mistaken or inconsistent provisions or to make any other provisions with respect to matters or questions arising under the Indenture, provided that any such action (other than in respect of a mistaken provision) does not adversely affect in any material respect the interests of any holder of Debt Securities of any series then outstanding. (Section 901)

Modifications and amendments of the Indenture also may be made by the Company and the Trustee with the consent of the holders of not less than a majority in aggregate principal amount of the Outstanding Debt Securities of each series issued under the Indenture and affected by the modification or amendments; provided, however, that no such modification or amendment may, without the consent of the Holders of all Debt Securities affected thereby, (i) change the Stated Maturity of the principal amount of, or any installment of principal of or interest on, any Debt Security; (ii) reduce the principal amount of, or the premium, if any, or (except as otherwise provided in the Applicable Prospectus Supplement) interest on any Debt Security (including in the case of an Original Issue Discount Security the amount payable upon acceleration of the maturity thereof); (iii) change the place or currency of payment of principal of, premium, if any, or interest on any Debt Security; (iv) impair the right to institute suit for the enforcement of any payment on any Debt Security on or after the Stated Maturity thereof (or in the case of redemption, on or after the Redemption Date); or (v) reduce the percentage in principal amount of Outstanding Debt Securities of any series, the consent of whose holders is required for modification or amendment of the Indenture or for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults. (Section 902)

The holders of at least a majority in aggregate principal amount of the Outstanding Debt Securities of any series may, on behalf of all holders of Debt Securities of that series, waive compliance by the Company with certain restrictive provisions of the Indenture. (Section 1010) The holders of not less than a majority in aggregate principal amount of the Outstanding Debt Securities of any series may, on behalf of all holders of Debt Securities of that series, waive any past default under the Indenture, except a default in the payment of principal, premium or interest or in respect of a covenant or provision of the Indenture that cannot be modified or amended without the consent of the holder of each Outstanding Debt Security of such series affected thereby. (Section 513)

CONSOLIDATION, MERGER AND SALE OF ASSETS

The Company may not consolidate with or merge with or into any other entity or transfer or lease its assets substantially as an entirety to any entity, unless
(i) either the Company is the continuing corporation, or any successor or purchaser is a corporation, partnership or trust organized under the laws of the United States of America, any State thereof or the District of Columbia, and any such successor or purchaser expressly assumes the Company's obligations on the Debt Securities under a supplemental indenture, (ii) immediately after giving effect to the transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing, (iii) if properties or assets of the Company become subject to a Mortgage not permitted by the Indenture, the Company or such successor entity, as the case may be, takes such steps as shall be necessary effectively to secure the Debt Securities equally and ratably with (or prior to) all Debt secured thereby, and (iv) if a supplemental indenture is to be executed in connection with such consolidation, merger, transfer or lease, the Company has delivered to the Trustee an Officers' Certificate and an Opinion of Counsel stating compliance with these provisions. (Section 801)

DEFEASANCE OF OFFERED DEBT SECURITIES OR CERTAIN COVENANTS IN CERTAIN CIRCUMSTANCES

  Defeasance and Discharge

The Indenture provides that the terms of any series of Debt Securities may provide that the Company, at the Company's option, will be discharged from any and all obligations in respect of the Debt Securities of such series (except for certain obligations to register the transfer or exchange of Debt Securities of such series, to replace stolen, lost or mutilated Debt Securities of such series, to maintain paying agencies and to hold moneys for payment in trust) upon the deposit with the Trustee, in trust, of money and/or U.S. Government Obligations which, through the payment of interest and principal thereof in accordance with their terms, will provide money in an amount sufficient to pay any installment of principal (and premium, if any) and interest on, and any mandatory sinking fund payments in respect of, the Debt Securities of such series on the stated maturity of such payments in accordance with the terms of the Indenture and such Debt Securities. Such discharge may only occur if, among other things, the Company has delivered to the Trustee an opinion of counsel to the effect that the Company has received from, or there has been published by, the United States Internal Revenue Service a ruling, or there has been a change in tax law, in either case to the effect that such discharge will not be deemed, or result in, a taxable event with respect to holders of the Debt Securities of such series. (Sections 1302 and 1304)

  Defeasance of Certain Covenants

The Indenture provides that the terms of any series of Debt Securities may provide the Company with the option to omit to comply with certain restrictive covenants described in this Prospectus under "-- Certain Covenants of the Company -- Restrictions on Secured Debt",
"-- Certain Covenants of the Company -- Restrictions on Sales and Leasebacks" and "-- Consolidation, Merger and Sale of Assets". The Company, in order to exercise such option, will be required to deposit with the Trustee money and/or U.S. Government Obligations which, through the payment of interest and principal thereof in accordance with their terms, will provide money in an amount sufficient to pay principal (and premium, if any) and interest on, and any mandatory sinking fund payments in respect of, the Debt Securities of such series on the stated maturity of such payments in accordance with the terms of the Indenture and such Debt Securities. The Company will also be required to deliver to the Trustee an opinion of counsel to the effect that the deposit and related covenant defeasance will not cause the holders of the Debt Securities of such series to recognize income, gain or loss for federal income tax purposes. (Sections 1303 and 1304)

In the event the Company exercises this option and the Debt Securities of such series are declared due and payable because of the occurrence of any Event of Default, the amount of money and U.S. Government Obligations on deposit with the Trustee will be sufficient to pay amounts due on the Debt Securities of such series at the time of their stated maturity but may not be sufficient to pay amounts due on the Debt Securities of such series at the time of the acceleration resulting from such Event of Default. However, the Company shall remain liable for such payments.

The Applicable Prospectus Supplement will state if any defeasance provision will apply to the Offered Debt Securities.

CONCERNING THE TRUSTEE

The Bank of New York, a New York banking corporation, is the Trustee under the Indenture and is also trustee under several other indentures with the Company. The Company maintains banking and other business relationships in the ordinary course of business with The Bank of New York. Pursuant to the provisions of the TIA, upon the occurrence of certain events, The Bank of New York may be deemed to have a conflicting interest, by virtue of its acting as the Trustee under the Indenture, the several other indentures and its other business relationships with the Company, thereby requiring it to resign and be replaced by a successor trustee under any or all of the Indenture or the several other indentures.

The Trustee may resign at any time or may be removed by the holders of at least a majority in aggregate principal amount of the Outstanding Debt Securities. If the Trustee resigns, is removed or becomes incapable of acting as Trustee or if a vacancy occurs in the office of the Trustee for any cause, a successor Trustee shall be appointed in accordance with the provisions of the Indenture.

                          DESCRIPTION OF CAPITAL STOCK

The Company's Certificate of Incorporation, as amended (the "Charter"), currently authorizes the issuance of two classes of stock: (i) 100 million shares of Common Stock, par value $0.10 per share, of which 54,351,085 shares were issued and outstanding as of February 23, 1999 and (ii) 8 million shares of Preferred Stock, without par value, of which no shares were issued and outstanding on such date.

The following descriptions of the classes of the Company's capital stock are summaries, do not purport to be complete, and are subject, in all respects, to the applicable provisions of the General Corporation Law of Delaware, the Charter, the Certificate of Designation of Series A Participating Preferred Stock (the "Certificate of Designation"), the Certificate of Increase of Designation of Series A Participating Preferred Stock (the "Certificate of Increase") and the 1996 Rights Agreement which, in the case of the Charter, the Certificate of Designation, the Certificate of Increase and the 1996 Rights Agreement, are included as Exhibits to the Registration Statement of which this Prospectus forms a part.

COMMON STOCK

Each holder of Common Stock is entitled to one vote for every share standing in his or her name on the books of the Company. The Common Stock does not have cumulative voting rights for the election of directors, which means that holders of more than 50% of the shares voting for the election of directors can elect 100% of the directors if they choose to do so, and, in such event, the holders of the remaining shares voting for the election of directors will not be able to elect any person or persons to the Board of Directors.

Subject to the limitations contained in the Company's debt instruments and after provision for the payment of dividends on any series of Preferred Stock which might be issued and which has a preference with respect to the payment of dividends, holders of Common Stock are entitled to receive such dividends as may be declared by the Board of Directors of the Company.

The Common Stock has no conversion rights and is not redeemable. No holder of Common Stock has any preemptive right to subscribe for any stock or other securities of the Company which may be issued.

In the event of dissolution, liquidation or winding up of the Company, or upon any distribution of its assets, the holders of Common Stock are entitled to receive a pro rata portion of all of the assets available for distribution to stockholders, subject to any preferential right which may be accorded to any series of Preferred Stock which might be issued.

The Common Stock is listed on the New York Stock Exchange. The outstanding shares of Common Stock are validly issued, fully paid and non-assessable.

PREFERRED STOCK

The Board of Directors of the Company has the authority, without further action by stockholders, to determine the principal rights, preferences and privileges of any unissued Preferred Stock. Provisions may be included in the shares of Preferred Stock, such as extraordinary voting, dividend, redemption or conversion rights, which could discourage an unsolicited tender offer or takeover proposal.

The particular terms of any series of Preferred Stock offered hereby will be set forth in the Prospectus Supplement relating thereto. The rights, preferences, privileges and restrictions, including dividend rights, voting rights, terms of redemption, retirement and sinking fund provisions and liquidation preferences, if any, of the Preferred Stock of each series will be fixed or designated pursuant to a certificate of designation adopted by the Board of Directors of the Company or a duly authorized committee thereof. The terms, if any, on which shares of any series of Preferred Stock are convertible or exchangeable into Common Stock will also be set forth in the Prospectus Supplement relating thereto. Such terms may include provisions for conversion or exchange, either mandatory, at the option of the holder, or at the option of the Company, in which case the number of shares of Common Stock to be received by the holders of Preferred Stock would be calculated as of a time and in the manner stated in the applicable Prospectus Supplement. The description of the terms of a particular series of Preferred Stock that will be set forth in the applicable Prospectus Supplement does not purport to be complete and is qualified in its entirety by reference to the certificate of designation relating to such series.

SERIES A PREFERRED STOCK

Out of the authorized Preferred Stock, the Company has designated 750,000 shares of Series A Participating Preferred Stock ("Series A Preferred Stock"), the terms of which are summarized below. Each outstanding share of Common Stock includes a right, which expires December 30, 2006, to purchase one one-hundredth of a share of Series A Preferred Stock ("1996 Preferred Share Purchase Rights"), which Rights are listed on the New York Stock Exchange and the terms of which are summarized below under "1996 Preferred Share Purchase Rights".

  Dividends

Holders of shares of Series A Preferred Stock are entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, dividends, payable in cash quarterly in arrears on January 1, April 1, July 1 and October 1 of each year (each, a "Quarterly Dividend Payment Date"), at an annual rate per share of the greater of (i) $10.00 or (ii) 100 times the aggregate per share amount of all cash and non-cash dividends or other distributions (other than dividends payable in Common Stock or subdivisions of outstanding shares of Common Stock) declared on the Common Stock since the last Quarterly Dividend Payment Date. Accrued but unpaid dividends accumulate but do not bear interest.

The Series A Preferred Stock will be junior as to dividends to any series or class of Preferred Stock (or any similar stock) that ranks senior as to dividends to the Series A Preferred Stock. The Series A Preferred Stock has priority as to dividends over the Common Stock and any other series or class of the Company's stock thereafter issued that ranks junior as to dividends to the Series A Preferred Stock. If dividends or distributions payable on the Series A Preferred Stock are in arrears, the Company (i) may not declare or pay dividends or other distributions on the Common Stock (or any other stock of the Company that ranks junior to the Series A Preferred Stock) and (ii) is restricted in its declaration and payment of dividends or other distributions on any stock of the Company that ranks on a parity with the Series A Preferred Stock except for dividends paid ratably in accordance with the respective preferential amounts payable on the Series A Preferred Stock and all such parity stock.

  Liquidation Rights

In the case of the voluntary or involuntary liquidation, dissolution or winding-up of the Company, holders of shares of Series A Preferred Stock are entitled to receive the liquidation preference of the higher of (i) $100.00 per share, plus an amount equal to the accrued and unpaid dividends to the payment date, or (ii) 100 times the aggregate per share amount to be distributed to holders of shares of Common Stock, before any payment or distribution is made to the holders of shares of Common Stock (or any other stock of the Company that ranks junior to the Series A Preferred Stock). The holders of shares of Series A Preferred Stock and of any other stock of the Company that ranks on a parity with the Series A Preferred Stock are entitled to share ratably, in accordance with the respective preferential amounts payable on such stock, in any distribution that is not sufficient to pay in full the aggregate of the amounts payable thereon.

  Consolidation and Merger Rights

In case the Company enters into any consolidation, merger, combination or other transaction in which the shares of Common Stock are changed into or exchanged for other stock or securities, cash and/or any other property, each share of Series A Preferred Stock at the same time will be similarly changed into or exchanged for an amount per share equal to 100 times the aggregate amount of stock or securities, cash and/or any other property into which or for which each share of Common Stock is changed or exchanged.

  Limitation on Share Repurchase

If dividends or distributions payable on the Series A Preferred Stock are in arrears, the Company may not redeem, purchase or otherwise acquire for consideration (i) any stock of the Company that ranks on a parity with the Series A Preferred Stock, except in exchange for shares of any stock of the Company ranking junior to the Series A Preferred Stock or (ii) any shares of Series A Preferred Stock or any stock of the Company that ranks on a parity with the Series A Preferred Stock, except through a purchase offer made in writing or by publication to all holders of such shares on terms that the Board of Directors of the Company determines will result in fair and equitable treatment among the respective series or classes of shares.

  Voting Rights

Each share of Series A Preferred Stock entitles the holder thereof to 100 votes on all matters submitted to a vote of the Company's stockholders, and the holders of the shares of Series A Preferred Stock and the holders of shares of Common Stock and any other capital stock of the Company having general voting rights will vote together as one class on all matters submitted to a vote of the Company's stockholders.

If, at the time of any annual stockholders' meeting for the election of directors, the equivalent of at least six quarterly dividends payable on any shares of Series A Preferred Stock are in default, the number of members of the Company's Board of Directors will be increased by two, and the holders of the Series A Preferred Stock, voting separately as a class, will be entitled at such meeting (and each subsequent annual stockholders' meeting) to elect such two additional directors. Such voting rights will terminate when all such dividends in arrears have been paid or declared and set apart for payment. Upon the termination of such voting rights, the terms of office of all directors so elected will terminate immediately and the number of members of the Company's Board of Directors will be reduced by two.

  Other Features

The shares of Series A Preferred Stock are not redeemable. Unless otherwise provided in the Company's Restated Certificate of Incorporation or the designation of a subsequent series of Preferred Stock, the Series A Preferred Stock will rank junior to all of the Company's other series of Preferred Stock as to the payment of dividends and the distribution of assets on liquidation, dissolution or winding-up, and senior to the Common Stock. Series A Preferred Stock may be issued in fractions of a share (in one onehundredths ( 1/100) of a share and integral multiples thereof).

1996 PREFERRED SHARE PURCHASE RIGHTS

Under a Rights Agreement, dated as of December 12, 1996 (the "1996 Rights Agreement"), between the Company and The Chase Manhattan Bank, as Rights Agent, each outstanding share of Common Stock is coupled with a 1996 Preferred Share Purchase Right. Each right entitles the holder to buy from the Company one one-hundredth of a share of Series A Preferred Stock at a price of $190.

The 1996 Preferred Share Purchase Rights become exercisable and detach from the Common Stock ten business days after a person or group acquires, or announces a tender offer for, 15% or more of the Company's outstanding shares of Common Stock. The rights will expire on December 30, 2006, unless redeemed earlier by the Company. The rights are redeemable by the Company at one cent each at any time prior to public announcement or notice to the Company that an acquiring person or group has purchased 15% or more of the Company's outstanding Common Stock (an "Acquisition Event"). At any time after an Acquisition Event and prior to the acquisition by such person or group of 50% or more of the outstanding Common Stock, the Board of Directors of the Company may exchange one share of Common Stock for each right outstanding, other than the rights held by the acquiring person or group. At any time after an Acquisition Event and the rights become exercisable, each right, other than rights held by the acquiring person or group, would entitle its holder to buy Common Stock of the Company having a market value of twice the exercise price of the right or, if the Company is subsequently acquired in a merger or other business combination, such shares of the acquiring or surviving company. Until the 1996 Preferred Share Purchase Rights detach from the Common Stock (or the earlier termination or redemption of the 1996 Preferred Share Purchase Rights), an additional 1996 Preferred Share Purchase Right will be issued with every share of newly issued Common Stock.

DELAWARE LAW AND CERTAIN CHARTER PROVISIONS

The Company is subject to the provisions of Section 203 of the General Corporation Law of Delaware. In general, this statute prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person becomes an interested stockholder, unless the business combination is approved in a prescribed manner. An "interested stockholder" is a person who, together with affiliates and associates, owns (or within the prior three years did own) 15% or more of the corporation's voting stock.

In addition to Section 203 of the General Corporation Law of Delaware and the Preferred Share Purchase Rights, the Charter contains several provisions that may discourage certain transactions involving an actual or threatened change of control of the Company.

For example, the Charter requires that certain business combinations and other combinations involving the Company and a holder of 10% or more of its voting securities be approved by at least 66 2/3% of all shares having voting rights.

The foregoing provisions of the General Corporation Law of Delaware and the Charter are intended to encourage persons seeking to acquire control of the Company to consult first with the Board of Directors to permit negotiation of the terms of any proposed business combination or offer. They may, however, also have the effect of discouraging a third party from attempting to acquire control of the Company. In addition, since these provisions are designed to discourage accumulations of large blocks of stock by third parties who wish to gain control of the Company, such provisions may reduce the temporary market price fluctuations caused by such accumulations.

TRANSFER AGENT AND REGISTRAR

The primary Transfer Agent and Registrar for the Common Stock is ChaseMellon Shareholder Services, located in New York, New York.

                            DESCRIPTION OF WARRANTS

The Company may issue Warrants, including Warrants to purchase Debt Securities ("Debt Warrants"), Preferred Stock, Common Stock or other of its securities. Warrants may be issued independently or together with any such securities of the Company and may be attached to or separate from such securities of the Company. The Warrants are to be issued under warrant agreements (each a "Warrant Agreement") to be entered into between the Company and a bank or trust company, as warrant agent (the "Warrant Agent"), all as shall be set forth in the Prospectus Supplement relating to Warrants being offered pursuant thereto. The description of the terms of the Warrants that are set forth below and that will be set forth in the applicable Prospectus Supplement do not purport to be complete and are qualified in their entirety by reference to the Warrant Agreement and warrant certificate relating to such Warrants.

DEBT WARRANTS

The applicable Prospectus Supplement will describe the terms of Debt Warrants offered thereby, the Warrant Agreement relating to such Debt Warrants and the warrant certificates representing such Debt Warrants, including the following:
(i) the specific designation of such Debt Warrants; (ii) the Debt Securities of the Company for which such Debt Warrants are exercisable; (iii) the aggregate number of such Debt Warrants; (iv) the principal amount of Debt Securities purchasable upon exercise of each Debt Warrant, and the price or prices at which such Debt Warrants will be issued; (v) the procedures and conditions relating to the exercise of such Debt Warrants; (vi) the designation and terms of any related Debt Securities of the Company with which such Debt Warrants are issued, and the number of such Debt Warrants issued with each such Debt Security; (vii) the date, if any, on and after which such Debt Warrants and the related securities of the

Company will be separately transferable; (viii) the date on which the right to exercise such Debt Warrants shall commence, and the date on which such right shall expire; (ix) the maximum or minimum number of such Debt Warrants which may be exercised at any time; (x) if applicable, a discussion of material U.S. federal income tax considerations; (xi) any other terms of such Debt Warrants and terms, procedures and limitations relating to the exercise of such Debt Warrants; and (xii) the terms of the securities of the Company purchasable upon exercise of such Debt Warrants. Prior to the exercise of their Debt Warrants, holders of Debt Warrants exercisable for Debt Securities will not have any of the rights of holders of the Debt Securities purchasable upon such exercise and will not be entitled to payments of principal (or premium, if any) or interest, if any, on the Debt Securities purchasable upon such exercise.

OTHER WARRANTS

The Company may issue other Warrants. The applicable Prospectus Supplement will describe the following terms of any such other Warrants in respect of which this Prospectus is being delivered: (i) the title of such Warrants; (ii) the securities (which may include Preferred Stock or Common Stock) for which such Warrants are exercisable; (iii) the price or prices at which such Warrants will be issued; (iv) if applicable, the designation and terms of the Preferred Stock or Common Stock with which such Warrants are issued, and the number of such Warrants issued with each such share of Preferred Stock or Common Stock; (v) if applicable, the date on and after which such Warrants and the related Preferred Stock or Common Stock will be separately transferable; (vi) if applicable, a discussion of material U.S. federal income tax considerations; and (vii) any other terms of such Warrants, including terms, procedures and limitations relating to the exchange and exercise of such Warrants. The applicable Prospectus Supplement will also set forth (a) the amount of securities called for by such Warrants, and if applicable, the amount of Warrants outstanding, and
(b) information relating to provisions, if any, for a change in the exercise price or the expiration date of such Warrants and the kind, frequency and timing of any notice to be given. Prior to the exercise of their Warrants for shares of Preferred Stock or Common Stock, holders of such Warrants will not have any rights of holders of the Preferred Stock or Common Stock purchasable upon such exercise and will not be entitled to dividend payments, if any, or voting rights of the Preferred Stock or Common Stock purchasable upon such exercise.

EXERCISE OF WARRANTS

Each Warrant will entitle the holder thereof to purchase for cash or other consideration such principal amount or such number of securities of the Company at such exercise price as shall in each case be set forth in, or be determinable as set forth in, the Prospectus Supplement relating to the Warrants offered thereby. Warrants may be exercised as set forth in the Prospectus Supplement relating to the Warrants offered thereby at any time up to the close of business on the expiration date set forth in such Prospectus Supplement. After the close of business on the expiration date (or such later expiration date as may be extended by the Company), unexercised Warrants will become void.

Upon receipt of payment and the Warrant certificate properly completed and duly executed at the corporate trust office of the Warrant Agent or any other office indicated in the applicable Prospectus Supplement, the Company will, as soon as practicable, forward the securities purchasable upon such exercise. If less than all of the Warrants represented by such Warrant certificate are exercised, a new Warrant certificate will be issued for the remaining Warrants.

MODIFICATIONS

Unless otherwise specified in the applicable Prospectus Supplement, each Warrant Agreement and the terms of the Warrants and the Warrant certificates may be amended by the Company and the Warrant Agent, without the consent of the holders, for the purpose of curing any ambiguity, or of curing, correcting or supplementing any defective or inconsistent provision therein or in any other manner which the Company may deem necessary or desirable and which will not adversely affect the interests of the holders of such Warrants in any material respect.

                    DESCRIPTION OF STOCK PURCHASE CONTRACTS
                            AND STOCK PURCHASE UNITS

The Company may issue Stock Purchase Contracts, including contracts obligating holders to purchase from the Company, and the Company to sell to the holders, a specified number of shares of Common Stock or Preferred Stock at a future date or dates. The consideration per share of Preferred Stock or Common Stock may be fixed at the time the Stock Purchase Contracts are issued or may be determined by reference to a specific formula set forth in the Stock Purchase Contracts. The Stock Purchase Contracts may be issued separately or as a part of units ("Stock Purchase Units") consisting of a Stock Purchase Contract and Debt Securities, Preferred Securities or debt obligations of third parties, including U.S. Treasury securities, securing the holders' obligations to purchase the Preferred Stock or the Common Stock under the Stock Purchase Contracts. The Stock Purchase Contracts may require the Company to make periodic payments to the holders of the Stock Purchase Units or vice versa, and such payments may be unsecured or prefunded on some basis. The Stock Purchase Contracts may require holders to secure their obligations thereunder in a specified manner.

The applicable Prospectus Supplement will describe the terms of any Stock Purchase Contracts or Stock Purchase Units. The description in the Prospectus Supplement will not purport to be complete and will be qualified in its entirety by reference to the Stock Purchase Contracts, and, if applicable, collateral arrangements and depositary arrangements, relating to such Stock Purchase Contracts or Stock Purchase Units.

                              BOOK-ENTRY ISSUANCE

Unless otherwise specified in the applicable Prospectus Supplement, DTC will act as Depositary or Subordinated Depositary, as the case may be, for Securities issued in the form of Global Securities. Such Securities will be issued only as fully-registered securities registered in the name of Cede & Co. (DTC's nominee). One or more fully-registered Global Securities will be issued for such Securities representing in the aggregate the total number of such Securities, and will be deposited with or on behalf of DTC.

DTC is a limited purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its Participants deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations ("Direct Participants"). DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain custodial relationships with Direct Participants, either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Participants are on file with the Commission.

Purchases of Securities within the DTC system must be made by or through Direct Participants, which will receive a credit for such Securities on DTC's records. The ownership interest of each actual purchaser of each Security ("Beneficial Owner") is in turn to be recorded on the Direct and

Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchases, but Beneficial Owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the Direct or Indirect Participants through which the Beneficial Owners purchased Securities. Transfers of ownership interests in Securities issued in the form of Global Securities are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in such Securities, except in the event that use of the book-entry system for such Securities is discontinued.

DTC has no knowledge of the actual Beneficial Owners of the Securities issued in the form of Global Securities; DTC's records reflect only the identity of the Direct Participants to whose accounts such Securities are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Redemption notices shall be sent to Cede & Co. as the registered holder of Securities issued in the form of Global Securities. If less than all of a series of such Securities are being redeemed, DTC's current practice is to determine by lot the amount of the interest of each Direct Participant to be redeemed.

Although voting with respect to Securities issued in the form of Global Securities is limited to the holders of record of such Securities, in those instances in which a vote is required, neither DTC nor Cede & Co. will itself consent or vote with respect to such Securities. Under its usual procedures, DTC would mail an omnibus proxy (the "Omnibus Proxy") to the issuer of such Securities as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts such Securities are credited on the record date (identified in a listing attached to the Omnibus Proxy).

Payments in respect of Securities issued in the form of Global Securities will be made by the issuer of such Securities to DTC. DTC's practice is to credit Direct Participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payments on such payment date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices and will be the responsibility of such Participant and not of DTC, the Property Trustee, either Issuer or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payments to DTC are the responsibility of the issuer of the applicable Securities, disbursement of such payments to Direct Participants is the responsibility of DTC, and disbursements of such payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.

DTC may discontinue providing its services as Depositary or Subordinated Depositary, as the case may be, with respect to any Securities at any time by giving reasonable notice to the issuer of such Securities. In the event that a successor Depositary or Subordinated Depositary, as the case may be, is not obtained, individual Security certificates representing such Securities are required to be printed and delivered. The Company, at its option, may decide to discontinue use of the system of book-entry transfers through DTC (or a successor Depositary or Subordinated Depositary, as the case may be).

The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that the Issuers and the Company believe to be accurate, but the Issuers and the Company assume no responsibility for the accuracy thereof. Neither the Issuers nor the Company has any responsibility for the performance by DTC or its Participants of their respective obligations as described herein or under the rules and procedures governing their respective operations.

                              PLAN OF DISTRIBUTION

Any of the Securities being offered hereby may be sold in any one or more of the following ways from time to time: (i) through agents; (ii) to or through underwriters; (iii) through dealers; and (iv) directly by the Company or, in the case of Preferred Securities, by the Issuers to purchasers.

The distribution of the Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

Sales of Common Stock offered hereby may be effected from time to time in one or more transactions on the New York Stock Exchange or the Toronto Stock Exchange or in negotiated transactions or a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at other negotiated prices.

Offers to purchase Securities may be solicited by agents designated by the Company from time to time. Any such agent involved in the offer or sale of the Securities in respect of which this Prospectus is delivered will be named, and any commissions payable by the Company or the Issuers to such agent will be set forth, in the applicable Prospectus Supplement. Unless otherwise indicated in such Prospectus Supplement, any such agent will be acting on a reasonable best efforts basis for the period of its appointment. Any such agent may be deemed to be an underwriter, as that term is defined in the Securities Act, of the Securities so offered and sold.

If Securities are sold by means of an underwritten offering, the Company and, in the case of an offering of Preferred Securities, the applicable Issuer will execute an underwriting agreement with an underwriter or underwriters at the time an agreement for such sale is reached, and the names of the specific managing underwriter or underwriters, as well as any other underwriters, the respective amounts underwritten and the terms of the transaction, including commissions, discounts and any other compensation of the underwriters and dealers, if any, will be set forth in the applicable Prospectus Supplement which will be used by the underwriters to make resales of the Securities in respect of which this Prospectus is being delivered to the public. If underwriters are utilized in the sale of any Securities in respect of which this Prospectus is being delivered, such Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at fixed public offering prices or at varying prices determined by the underwriters at the time of sale. Securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by one or more underwriters. If any underwriter or underwriters are utilized in the sale of Securities, unless otherwise indicated in the applicable Prospectus Supplement, the underwriting agreement will provide that the obligations of the underwriters are subject to certain conditions precedent and that the underwriters with respect to a sale of such Securities will be obligated to purchase all such Securities if any are purchased.

The Company or an Issuer, as applicable, may grant to the underwriters options to purchase additional Securities, to cover over-allotments, if any, at the initial public offering price (with additional underwriting commissions or discounts), as may be set forth in the Prospectus Supplement relating thereto. If the Company or an Issuer, as applicable, grants any over-allotment option, the terms of such overallotment option will be set forth in the Prospectus Supplement for such Securities.

If a dealer is utilized in the sale of the Securities in respect of which this Prospectus is delivered, the Company or an Issuer, as applicable, will sell such Securities to the dealer as principal. The dealer may then resell such Securities to the public at varying prices to be determined by such dealer at the time of resale. Any such dealer may be deemed to be an underwriter, as such term is defined in
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

the Securities Act, of the Securities so offered and sold. The name of the dealer and the terms of the transaction will be set forth in the Prospectus Supplement relating thereto.

Offers to purchase Securities may be solicited directly by the Company or an Issuer, as applicable, and the sale thereof may be made by the Company or an Issuer directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale thereof. The terms of any such sales will be described in the Prospectus Supplement relating thereto.

Securities may also be offered and sold, if so indicated in the applicable Prospectus Supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more firms ("remarketing firms"), acting as principals for their own accounts or as agents for the Company or an Issuer, as applicable. Any remarketing firm will be identified and the terms of its agreement, if any, with the Company or such Issuer and its compensation will be described in the applicable Prospectus Supplement. Remarketing firms may be deemed to be underwriters, as that term is defined in the Securities Act, in connection with the Securities remarketed thereby.

If so indicated in the applicable Prospectus Supplement, the Company or an Issuer, as applicable, may authorize agents and underwriters to solicit offers by certain institutions to purchase Securities from the Company or such Issuer at the public offering price set forth in the applicable Prospectus Supplement pursuant to delayed delivery contracts providing for payment and delivery on the date or dates stated in the applicable Prospectus Supplement. Such delayed delivery contracts will be subject to only those conditions set forth in the applicable Prospectus Supplement. A commission indicated in the applicable Prospectus Supplement will be paid to underwriters and agents soliciting purchases of Securities pursuant to delayed delivery contracts accepted by the Company or such Issuer, as applicable.

Agents, underwriters, dealers and remarketing firms may be entitled under relevant agreements with the Company or an Issuer, as applicable, to indemnification by the Company or such Issuer against certain liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which such agents, underwriters, dealers and remarketing firms may be required to make in respect thereof.

Each series of Securities will be a new issue and, other than the Common Stock, which is listed on the New York Stock Exchange and the Toronto Stock Exchange, will have no established trading market. The Company may elect to list any series of Securities on an exchange, and in the case of the Common Stock, on any additional exchange, but, unless otherwise specified in the applicable Prospectus Supplement, the Company shall not be obligated to do so. No assurance can be given as to the liquidity of the trading market for any of the Securities.

Agents, underwriters, dealers and remarketing firms may be customers of, engage in transactions with, or perform services for, the Company and its subsidiaries in the ordinary course of business.

                                 LEGAL OPINIONS

Unless otherwise specified in a Prospectus Supplement relating to particular Securities, the validity of the Securities offered hereby, other than Preferred Securities, will be passed upon for the Company by Shearman & Sterling, New York, New York, and certain matters of Delaware law with respect to the validity of the Preferred Securities offered hereby will be passed upon for the Company by Morris, Nichols, Arsht & Tunnell, special Delaware counsel to the Company. The validity of the Securities offered hereby will be passed upon for the underwriters, dealers or agents, if any, by counsel to be named in the applicable Prospectus Supplement.

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

                                    EXPERTS

The financial statements and schedules incorporated in this Prospectus by reference to the 1997 Form 10-K have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated in this Prospectus by reference in reliance upon the authority of said firm as experts in giving said reports.

The consolidated financial statements of the Company included in any subsequent Annual Report of the Company on Form 10-K and incorporated by reference in this Prospectus will have been examined by the independent public accountants whose report thereon appears in such Annual Report. Such consolidated financial statements of the Company shall be deemed to be incorporated herein from the date of filing of the applicable report on Form 10-K in reliance on the reports of such independent public accountants, given on the authority of such firm as experts in auditing and accounting.

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